SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RIVERBED TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:

Aggregate number of securities to which transaction applies:

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Proposed maximum aggregate value of transaction:

Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 23, 2010

Dear Stockholder:

I am pleased to invite you to attend Riverbed Technology, Inc.’s 2010 Annual Meeting of Stockholders, to be held on Tuesday, May 25, 2010 at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105. The meeting will begin promptly at 2:00 p.m. local time. If you wish to attend the meeting to vote in person and need directions, please contact Renee Lyall of Riverbed Investor Relations at 415-247-6353 or renee.lyall@riverbed.com.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2010;

•	our Annual Report on Form 10-K for 2009; and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully. These proxy materials are being mailed to you on or about April 23, 2010.

Stockholders may obtain a copy of this Proxy Statement, the Company’s Annual Report on Form 10-K and form of proxy, without charge, by sending a written request with such stockholder’s name and mailing address to: Riverbed Technology, Inc., 199 Fremont Street, San Francisco, CA 94105, Attention: Investor Relations, by calling the Company at 415-247-6353 or by sending an email with such stockholder’s name and mailing address to renee.lyall@riverbed.com. The Company will promptly deliver a Proxy Statement, Annual Report and/or proxy card upon receipt of such request.

Your vote is important. Whether or not you expect to attend, please date, sign and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Jerry M. Kennelly
Chairman of the Board of Directors, President and Chief Executive Officer

199 Fremont Street

San Francisco, CA 94105

T 415.247.8800 F 415.247.8801

www.riverbed.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2010

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Riverbed Technology, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 25, 2010, at 2:00 p.m. local time at The Courtyard by Marriott, 299 2nd Street, San Francisco, CA 94105 for the following purposes:

1. To elect three (3) members of the Board of Directors to serve until the 2013 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010.

3. To approve the material terms of our 2006 Equity Incentive Plan to enable certain incentive compensation under the plan to qualify as tax-deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m). Note that approval of this proposal will not result in any increase to the number of shares of our common stock available for issuance under our 2006 Equity Incentive Plan.

4. To transact any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2010 Annual Meeting is April 15, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

San Francisco, California

April 23, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2010

The Proxy Statement and Annual Report on Form 10-K are available at

http://bnymellon.mobular.net/bnymellon/rvbd.

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING	1

Why am I receiving these materials?	1

Who can vote at the Annual Meeting?	1

What am I voting on?	2

How do I vote?	2

How many votes do I have?	2

What if I return a proxy card but do not make specific choices?	3

Who is paying for this proxy solicitation?	3

What does it mean if I receive more than one proxy card?	3

Can I change my vote after submitting my proxy?	3

How are votes counted?	3

How many votes are needed to approve each proposal?	4

What is the quorum requirement?	4

How can I find out the results of the voting at the Annual Meeting?	4

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2011 Annual Meeting?	4

How can stockholders submit proposals to be raised at the 2011 Annual Meeting that will not be included in our Proxy Statement for the 2011 Annual Meeting?	4

What if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?	5

Does a stockholder proposal require specific information?	5

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?	5

PROPOSAL 1 ELECTION OF DIRECTORS	6

Information Regarding the Nominees	6

Information Regarding Other Directors Continuing in Office	7

CORPORATE GOVERNANCE	10

Independence of the Board of Directors	10

Chairman of the Board	10

Lead Independent Director	10

Board Leadership Structure	10

Information Regarding the Board of Directors and its Committees	11

i

ii

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, California 94105

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

May  25, 2010

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Riverbed Technology, Inc. (sometimes referred to as the “Company” or “Riverbed”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

The Company intends to mail to all stockholders of record entitled to vote at the Annual Meeting and to post on the Internet at www.riverbed.com/investors our Annual Report on Form 10-K, this Proxy Statement and the accompanying proxy card on or about April 23, 2010.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 15, 2010 will be entitled to vote at the Annual Meeting. On this record date, there were 71,092,931 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on April 15, 2010 your shares were registered directly in your name with our transfer agent, Mellon Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 15, 2010 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid legal proxy from your broker, bank or other custodian.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal No. 1: Election of three directors to serve until the 2013 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified;

•	Proposal No. 2: Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	Proposal No. 3: Approval of the material terms of our 2006 Equity Incentive Plan to enable certain incentive compensation under the plan to qualify as tax-deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m). Note that approval of this proposal will not result in any increase to the number of shares of our common stock available for issuance under our 2006 Equity Incentive Plan.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons other than the three named nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card.

•	To vote by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from us. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid legal proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of April 15, 2010.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the three nominees for director, “For” the ratification of Ernst & Young LLP as our independent registered public accounting firm, and “For” the approval of the material terms of our 2006 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

Riverbed will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, Riverbed’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. Riverbed may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 199 Fremont Street, San Francisco, California 94105.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes.

You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The three nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions or broker non-votes will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposals to ratify the appointment of Ernst and Young LLP as Riverbed’s independent registered public accounting firm (Proposal Two) and approve the material terms of the 2006 Equity Incentive Plan (Proposal Three). Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on these proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

Proposal No. 1.    Directors are elected by a plurality of the affirmative votes cast by those shares present in person or represented by proxy. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.    Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

Proposal No. 3.    Approval of the material terms of our 2006 Equity Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 71,092,931 shares of Common Stock outstanding and entitled to vote. Thus, 35,546,466 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting. In the event we are unable to obtain the final voting results within four business days, we will file the preliminary voting results in a Current Report on Form 8-K within four business days following the Annual Meeting, and will file an amended Form 8-K with the final voting results within four business days after the final voting results are known.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2011 Annual Meeting?

To be included in our Proxy Statement for the 2011 Annual Meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Corporate Secretary at our principal executive offices no later than December 24, 2010, or no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting of stockholders.

How can stockholders submit proposals to be raised at the 2011 Annual Meeting that will not be included in our Proxy Statement for the 2011 Annual Meeting?

To be raised at the 2011 Annual Meeting, stockholder proposals must comply with our Amended and Restated Bylaws (our “Bylaws”). Under our Amended and Restated Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at our Annual Meeting. To be timely, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. Since the proxy statement for our 2010 Annual Meeting was first mailed to stockholders on April 23, 2010, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than February 7, 2011 and no later than March 9, 2011, in order to be raised at our 2011 Annual Meeting. Stockholders may also submit a recommendation (as opposed to a formal nomination) for a candidate for membership on our Board by following the procedures discussed under “Nominating/Corporate Governance Committee.”

What if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2011 Annual Meeting changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.

Under our Bylaws, if the date of the 2011 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year’s Annual Meeting, stockholder proposals to be brought before the 2011 Annual Meeting must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to the Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws may be found on our website at www.riverbed.com.

What happens if we receive a stockholder proposal that is not in compliance with the time frames described above?

If we receive notice of a matter to come before the 2011 Annual Meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before the Annual Meeting. If such matter is brought before the Annual Meeting, then our proxy card for such meeting will confer upon our proxy holders discretionary authority to vote on such matter.

PROPOSAL 1

ELECTION OF DIRECTORS

Our amended and restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. We currently have authorized nine directors. The class of directors standing for election at the Annual Meeting currently consists of three directors. Three directors will be elected at the annual meeting to serve until our 2013 annual meeting of stockholders or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of March 16, 2010, their positions and offices held with Riverbed and certain biographical information are set forth below. Beneath the biographical details of each nominee or director listed below, we have also detailed the specific experience, qualifications, attributes or skills of each nominee or director that leads the Board of Directors to conclude that each nominee or director should serve on the Board of Directors.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The three Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Riverbed. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than three individuals.

Information Regarding the Nominees

Name	Age	Positions and Offices Held With the Company
Mark A. Floyd	54	Director
Christopher J. Schaepe	46	Director
James R. Swartz	67	Director

Mark A. Floyd, age 54, has been a member of the Board of Directors since August 2007. Mr. Floyd has served as the Chief Executive Officer of SafeNet, Inc., an information security company, since July 2009. Mr. Floyd served as President and Chief Executive Officer of Entrisphere, Inc., a telecommunications equipment company, from August 2001 until its acquisition by Ericsson in February 2007. Prior to that, Mr. Floyd served as President and Chief Executive Officer of Siemens ICN, Inc., a telecommunications equipment company, from April 2000 until January 2001, and President and Chief Executive Officer of Efficient Networks, Inc., another telecommunications equipment company, from July 1993 to April 2000. Mr. Floyd holds a B.B.A. degree in Finance from the University of Texas. He is also a director of Tekelec, Inc., a network applications company. Mr. Floyd served as a director of Carrier Access Corporation, a telecommunications equipment manufacturer, from June 2001 to March 2008.

We believe that Mr. Floyd’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Floyd has extensive experience as an executive in the technology industry, having served as Chief Executive Officer on four separate occasions. In addition, his service provider industry expertise has been an important asset to Riverbed as we have increasingly viewed service provider engagement as a key growth lever.

Christopher J. Schaepe, age 46, has been a member of the Board of Directors since December 2002. Mr. Schaepe is a founding managing director of Lightspeed Venture Partners, a venture capital firm. Prior to joining Lightspeed in September 2000, he was a general partner at Weiss, Peck & Greer

Venture Partners, a venture capital firm, which he joined in 1991. Mr. Schaepe holds B.S. and M.S. degrees in Computer Science and Electrical Engineering from MIT and an M.B.A. from the Stanford Graduate School of Business. Mr. Schaepe served as a director of eHealth, Inc., an online health insurance provider, from April 1999 to September 2008.

We believe that Mr. Schaepe’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Schaepe possesses a broad perspective of the technology industry, having guided numerous companies in his role as a venture capital investor and Board member over the past two decades, as well as substantive professional experience serving in corporate finance and capital markets roles. In addition, he possesses in-depth knowledge of our business, having advised Riverbed since December 2002.

James R. Swartz, age 67, has been a member of the Board of Directors since November 2002. Mr. Swartz is a founding partner of Accel Partners, a venture capital firm, and has been with Accel Partners since 1983. He holds a B.S. degree from Harvard University with a concentration in Engineering Sciences and Applied Physics and an M.S. in Industrial Administration from Carnegie Mellon University.

We believe that Mr. Swartz’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Swartz possesses deep expertise in guiding the long-term strategic planning of technology companies, having served as a Board member of more than fifty successful companies over four decades of venture capital investing. In addition, Mr. Swartz possesses in-depth knowledge of our business, having advised Riverbed since November 2002.

The Board of Directors Recommends a Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of Riverbed, including his age as of March 16, 2010, the period during which he has served as a director, and certain information as to principal occupations and directorships held by him in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2011

Michael R. Kourey, age 50, has been a member of the Board of Directors since March 2006 and has served as our lead independent director since April 2006. Mr. Kourey has served as Senior Vice President, Finance and Administration and a director of Polycom, Inc., a unified collaborative communications solutions company, since January 1999 and as Chief Financial Officer since January 1995. He served as Treasurer of Polycom from May 2003 to May 2004, as Vice President, Finance and Administration from January 1995 to January 1999 and as Vice President, Finance and Operations from July 1991 to January 1995. Mr. Kourey holds a B.S. in managerial economics from the University of California, Davis and an M.B.A. from Santa Clara University. Mr. Kourey serves on the Advisory Board of the Business School at Santa Clara University. Mr. Kourey is also a director of Aruba Networks, Inc., an enterprise mobility solution provider.

We believe that Mr. Kourey’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Kourey possesses a deep understanding of accounting principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations. In addition, Mr. Kourey possesses extensive experience as a finance executive at a publicly-traded corporation, as well as significant experience as a Board member at two publicly-traded corporations.

Mark S. Lewis, age 47, has been a member of the Board of Directors since February 2010. Mr. Lewis has served as President of the Content Management and Archiving Division of EMC Corporation, an information infrastructure technology and solutions company, since October 2007. Mr. Lewis’ prior roles at EMC have included Chief Development Officer, Chief Technology Officer and co-leader of the EMC Software Group. Mr. Lewis joined EMC in July 2002 from Hewlett-Packard/Compaq, where he was Vice President and General Manager of Compaq’s Enterprise Storage Group. From 1998 to 1999, Mr. Lewis led Compaq’s Enterprise Storage Software Business after serving for two years as Director of Engineering for Multi Vendor Online Storage. Before that, he spent 13 years in storage-related engineering and product development at Digital Equipment Corporation, a computer manufacturing company. Mr. Lewis holds a B.S. in Mechanical Engineering from University of Colorado, Boulder. He has studied Business Law, Marketing, and Accounting for an MBA at University of Colorado, Colorado Springs, and he attended the Executive Education Program at the Harvard Business School.

We believe that Mr. Lewis’ experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Lewis’ extensive operating experience positions him to provide valuable guidance on our corporate vision and technology innovations. In addition, Mr. Lewis’ industry expertise is especially important as we direct our efforts to both maintaining market and technology leadership with our core competencies as well as expanding our business into adjacent markets.

Steven McCanne, Ph.D., age 41, co-founded our company in May 2002 and has served as our Chief Technology Officer since September 2002. He has also been a member of the Board of Directors since May 2002. Prior to founding our company, Dr. McCanne served as Chief Technology Officer, Media Division and later as Chief Technology Officer for Inktomi Corporation from October 2000 to March 2002. Dr. McCanne joined Inktomi following its acquisition of FastForward Networks, which he co-founded in May 1998. Dr. McCanne has also served on the faculty in Electrical Engineering and Computer Science at the University of California, Berkeley. Dr. McCanne holds a Bachelor’s degree in Electrical Engineering and Computer Science and a Ph.D. in Computer Science from the University of California, Berkeley.

We believe that Dr. McCanne’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Dr. McCanne, a co-founder of our company and networking technology visionary, possesses strong technical and business insight into the WAN optimization and adjacent markets. In addition, his technology innovations and in-depth knowledge of our business and products continue to serve as significant contributors to the success of our company.

Continuing Directors — Term Ending in 2012

Michael Boustridge, age 47, has been a member of the Board of Directors since February 2010. Mr. Boustridge has served as President, BT Global Services Multi-National Corporations since April 2006. He has had responsibility for all aspects of BT’s operations and performance in the United States and Canada, including BT Professional Services and BT Global Financial Services, since joining BT Global Services in April 2006. In January 2009, he also assumed responsibility for BT’s operations in the Asia Pacific region. Prior to joining BT, Mr. Boustridge served as Chief Sales and Chief Marketing Officer at Electronic Data Systems, LLC, which he joined in 1996 from Hitachi Data Systems. Mr. Boustridge serves on the Board of Trustees of the X PRIZE Foundation, an educational nonprofit organization.

We believe that Mr. Boustridge’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Boustridge’s deep knowledge of the service provider market is an important asset, as leveraging key service provider relationships has become increasingly important to Riverbed and our customers. In addition, his extensive global experience in the IT services sector, as well as his expertise in delivering successful operational results for global companies, will enable Mr. Boustridge to provide valuable guidance as we seek to continue growing our business.

Jerry M. Kennelly, age 59, co-founded our company in May 2002 and serves as Chairman of the Board of Directors and as our President and Chief Executive Officer. Immediately prior to founding our company, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation as finance director for US Operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a Bachelor’s degree from Williams College and a Masters degree from the New York University Graduate School of Business Administration.

We believe that Mr. Kennelly’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Kennelly, a co-founder of our company, possesses in-depth knowledge of our business and markets, extensive operating experience, and strong leadership skills, having served as our Chief Executive Officer since shortly after the Company’s inception as well as an executive at technology companies for two decades prior. In addition, his expertise in guiding our long-term strategic and corporate planning continues to contribute significantly to the success of our company.

Stanley J. Meresman, age 63, has been a member of the Board of Directors since March 2005. Mr. Meresman was a Venture Partner with Technology Crossover Ventures, a private equity firm, from January through December 2004 and was General Partner and Chief Operating Officer of Technology Crossover Ventures from November 2001 to December 2003. During the four years prior to joining Technology Crossover Ventures, Mr. Meresman was a private investor and board member and advisor to several technology companies. From May 1989 to May 1997, Mr. Meresman was the Senior Vice President and Chief Financial Officer of Silicon Graphics, Inc. Prior to Silicon Graphics, he was Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.

We believe that Mr. Meresman’s experience and skills make him a qualified and valuable member of our Board of Directors. In particular, Mr. Meresman possesses a deep understanding of accounting principles and financial reporting rules and regulations, including how internal controls are effectively managed within organizations. In addition, Mr. Meresman’s financial and accounting expertise is strengthened by his extensive experience as a chief financial officer at two publicly-traded corporations.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently comprised of nine members. Seven of our nine members, Messrs. Boustridge, Floyd, Kourey, Lewis, Meresman, Schaepe and Swartz, qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The information reviewed included information relating to any sales of our products and services to entities (or affiliates of such entities) where any of our directors are employed. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

Chairman of the Board

Mr. Kennelly, our President and Chief Executive Officer, also serves as the Chairman of our Board of Directors. It is the opinion of the Board of Directors that Mr. Kennelly’s service as Chairman best meets the needs of Riverbed and its stockholders.

In his capacity as Chairman, Mr. Kennelly, with the advice and input of other Board members, is responsible for ensuring that the quality, quantity and timeliness of the information provided by management is sufficient to enable the Board to effectively and responsibly perform its duties. The Board believes that this responsibility in particular is currently best discharged by the individual serving as the Company’s chief executive.

In the future, selecting an independent director to serve as Chairman may or may not be in the best interests of Riverbed and its stockholders. We believe that the Board of Directors will be in the best position to make that determination. The Board values its flexibility to select the Chairman that it considers best able to meet the needs of the Company and its stockholders, based on the qualifications of the directors then serving on the Board.

Lead Independent Director

Mr. Kourey serves as our Lead Independent Director. In his capacity as Lead Independent Director, Mr. Kourey is responsible for calling special meetings of the independent directors, as and if he deems that such meetings are necessary. Mr. Kourey is also responsible for chairing all meetings of independent directors. The independent members of the Board meet regularly in executive session at which only independent directors are present, typically after regularly scheduled Board of Directors meetings.

Board Leadership Structure

The Board of Directors believes that our Board structure, with its strong emphasis on Board independence, is successful in achieving effective independent oversight of management and the Company. Board members have complete access to management and outside advisors, and the Chairman is not the sole source of information for the Board of Directors. The Chairman does not serve on any of the Board’s three committees, and the Nominating/Corporate Governance Committee is chaired by our Lead Independent Director. Seven of our nine Board members are independent under Nasdaq rules. In addition, every member of each of the Board’s three committees is independent. The Board of Directors delegates substantial responsibility to the Board committees, which regularly report their activities and actions to the full Board of Directors. We believe that our independent Board committees are an important aspect of our Board leadership structure.

Information Regarding the Board of Directors and its Committees

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The following table provides membership and meeting information for each of the Board committees during 2009:

Name	Audit		Compensation		Nominating/Corporate Governance
Michael Boustridge (1)
Mark A. Floyd	X		X
Jerry M. Kennelly
Michael R. Kourey	X				X	(2)
Mark S. Lewis (3)
Steven McCanne, Ph.D.
Stanley J. Meresman	X	(2)			X
Christopher J. Schaepe			X		X
James R. Swartz			X	(2)
Total meetings in fiscal year 2009	10		28		5

(1)	Joined the Compensation Committee in February 2010

(2)	Committee Chairperson

(3)	Joined the Nominating/Corporate Governance Committee in February 2010

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to Riverbed. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each of the committee charters are posted on our website at www.riverbed.com in the Corporate Governance section of the Investor Relations page.

Audit Committee

The Audit Committee of the Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, the Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls and internal audit functions. It also discusses the scope and results of the audit and interim reviews with our independent auditors, reviews with our management our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. The Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent auditors, including approving services and fee arrangements. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. A more detailed description of the Audit Committee’s functions can be found in the Audit Committee charter.

The current members of the Audit Committee are Messrs. Floyd, Kourey and Meresman, each of whom is independent for Audit Committee purposes under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of Nasdaq. Mr. Meresman chairs the Audit Committee.

The Board of Directors has determined that Messrs. Floyd, Kourey and Meresman are each an “Audit Committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on Messrs. Floyd, Kourey and Meresman any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The current members of the Compensation Committee are Messrs. Boustridge, Floyd, Schaepe and Swartz. Mr. Swartz chairs the Compensation Committee.

The Compensation Committee of the Board of Directors reviews and approves our overall compensation strategy and policies. Specifically, the Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management, reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers, approves the individual bonus programs in effect for the Chief Executive Officer, other executive officers and key employees for each fiscal year, recommends to the Board of Directors the compensation of our directors, recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans, approves amendments to such plans, grants stock options and other stock-related awards, and administers our stock option plans, stock purchase plan and similar programs. The Compensation Committee may, to the extent permitted under applicable law and the rules of Nasdaq and the SEC, delegate its authority to subcommittees when appropriate. A more detailed description of the Compensation Committee’s functions can be found in the Compensation Committee charter.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

For certain 2009 compensation matters the Compensation Committee retained Radford, An Aon Consulting Company (“Radford”) as its independent compensation consultant. The consultant provided the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and developed recommendations for structuring our compensation programs.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Boustridge, Floyd, Schaepe and Swartz. None of these individuals was at any time during fiscal year 2009, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of the Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters. A more detailed description of the Nominating/Corporate Governance Committee’s functions can be found in the Nominating/Corporate Governance Committee charter.

The current members of the Nominating/Corporate Governance Committee are Messrs. Kourey, Lewis, Meresman and Schaepe, each of whom is independent under the listing standards of Nasdaq. Mr. Kourey chairs the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other factors as various and relevant career experience, relevant skills, such as an understanding of WAN Optimization, financial expertise, diversity and local and community ties. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating/Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate, given the then-current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. We do not maintain a formal diversity policy with respect to our Board of Directors. As noted above, however, we do consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates, and view diversity expansively to include those attributes that we believe will contribute to a Board of Directors that, through a variety of backgrounds, viewpoints, professional experiences, skills, educational experiences and other such attributes, is best able to guide the Company and its strategic direction. In the case of incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors’ overall performance during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors’ independence. In connection with a review of potential candidates for the Board of Directors, the Nominating/Corporate Governance Committee compiles a list of potential candidates using relevant sources, which may include other current members of the Board of Directors, professional search firms, and stockholders. The Nominating/Corporate Governance Committee then conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee then meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	Certain information regarding the stockholder making such nomination and any Stockholder Associated Person (as defined in our Bylaws) and a statement whether such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Company’s voting securities reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect such nominee;

•	Such other information as required by the Company’s Amended and Restated Bylaws;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors;

•	Such other information as may reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Risk Management Oversight

The Board of Directors actively manages Riverbed’s risk oversight process and receives regular reports from management on areas of material risk to Riverbed, including operational, financial, legal and regulatory risks.

Our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk:

•	The Audit Committee assists the Board of Directors with its oversight of Riverbed’s major financial risk exposures. The Audit Committee regularly reviews with management Riverbed’s risk assessment and risk management policies. Risk assessment reports are regularly provided by management to the Audit Committee.

•	The Compensation Committee assists the Board of Directors with its oversight of risks arising from our compensation policies and programs, as well as with its oversight of risks associated with succession planning.

•	The Nominating/Corporate Governance Committee assists the Board of Directors with its oversight of risks associated with Board organization, Board independence and corporate governance.

While each Board committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board of Directors Meeting Attendance

The Board of Directors met six times during the fiscal year ended December 31, 2009. During 2009, each director then in office attended 75% or more of the meetings held of the Board of Directors and committees on which he served.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct and a code of ethics. The code of business conduct applies to all of our employees, officers and directors. The code of ethics is in addition to our code of business conduct and applies to our chief executive officer and senior financial officers, including our principal financial officer and principal accounting officer. The full texts of our codes of business conduct and ethics are posted on our website at www.riverbed.com in the Investor Relations section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings, to the extent required by Nasdaq.

Compensation of Directors

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2009.

We have a policy of reimbursing directors for travel, lodging and other reasonable expenses incurred in connection with their attendance at board or committee meetings. In addition, during 2009, cash compensation earned by non-employee directors for their services as members of the Board of Directors or any committee of the Board of Directors was as follows:

•	Annual retainer fee of $30,000 for each non-employee director;

•	Additional annual retainer fee of $5,000 for Mr. Kourey for serving as Lead Independent Director;

•	Additional annual retainer fee of $5,000 each for Messrs. Kourey, Meresman and Swartz for serving as chair of the Nominating/Corporate Governance Committee, Audit Committee and Compensation Committee, respectively;

•	Additional annual retainer fee of $10,000 for Mr. Floyd for serving as a member of the Audit Committee and Compensation Committee;

•	Additional annual retainer fee of $10,000 for Mr. Kourey for serving as a member of the Audit Committee and Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $10,000 for Mr. Meresman for serving as a member of the Audit Committee and Nominating/Corporate Governance Committee;

•	Additional annual retainer fee of $10,000 for Mr. Schaepe for serving as a member of the Compensation Committee and Nominating/Corporate Governance Committee; and

•	Additional annual retainer fee of $5,000 for Mr. Swartz for serving as a member of the Compensation Committee.

Our 2006 Director Option Plan provides for automatic grants of options to non-employee directors. A non-employee director is entitled to an initial stock option award to purchase 60,000 shares of our common stock upon such director’s election to the Board of Directors, plus an additional option to purchase 10,000 shares of our common stock if serving on the Audit Committee and an additional option to purchase 10,000 shares of our common stock if serving as chairman of the Audit Committee. Each initial option will become exercisable for the shares in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. No member of our Board of Directors received initial stock option awards under the 2006 Director Option Plan in 2009. Each of Messrs. Boustridge and Lewis received an option to purchase 60,000 shares of our common stock on February 2, 2010, the date of their election to the Board of Directors.

Each year thereafter, each non-employee director will receive an annual stock option award to purchase 20,000 shares of our common stock on the date of our annual stockholders meeting, plus an additional option to purchase 8,000 shares of our common stock if serving on the Audit Committee and an additional option to purchase 4,000 shares of our common stock if serving as chairman of the Audit Committee, each of which will vest in 48 equal monthly installments and will fully vest if we are acquired while the director is in our service. Annual grants are not made in the same year as the initial grants. Each member of our Board of Directors that served in 2009 received an annual stock option award in 2009. All such options were and will be granted at the fair market value on the date of the award.

Directors Compensation

The following table sets forth all of the compensation awarded to, earned by, or paid to our non-employee directors in fiscal year 2009.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
Michael Boustridge (2)	0	0		0
Mark A. Floyd	40,000	263,578	(3)	303,578
Mark S. Lewis (4)	0	0		0
Michael R. Kourey	50,000	263,578	(5)	313,578
Stanley J. Meresman	45,000	301,232	(6)	346,232
Christopher J. Schaepe	40,000	188,270	(7)	228,270
James R. Swartz	40,000	188,270	(8)	228,270

(1)	The amounts in this column represent the aggregate grant date fair value in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R). See Note 12 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on February 12, 2010 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(2)	Mr. Boustridge was appointed to the Board of Directors effective February 2, 2010.

(3)	On June 3, 2009, Mr. Floyd was granted an option to purchase 28,000 shares of our common stock. As of December 31, 2009, Mr. Floyd held outstanding options to purchase an aggregate of 126,000 shares of our common stock.

(4)	Mr. Lewis was appointed to the Board of Directors effective February 2, 2010.

(5)	On June 3, 2009, Mr. Kourey was granted an option to purchase 28,000 shares of our common stock. As of December 31, 2009, Mr. Kourey held outstanding options to purchase an aggregate of 113,000 shares of our common stock.

(6)	On June 3, 2009, Mr. Meresman was granted an option to purchase 32,000 shares of our common stock. As of December 31, 2009, Mr. Meresman held outstanding options to purchase an aggregate of 104,667 shares of our common stock.

(7)	On June 3, 2009, Mr. Schaepe was granted an option to purchase 20,000 shares of our common stock. As of December 31, 2009, Mr. Schaepe held outstanding options to purchase an aggregate of 60,000 shares of our common stock.

(8)	On June 3, 2009, Mr. Swartz was granted an option to purchase 20,000 shares of our common stock. As of December 31, 2009, Mr. Swartz held outstanding options to purchase an aggregate of 60,000 shares of our common stock.

Attendance at Annual Stockholders Meetings by the Board of Directors

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company encourages, but does not require, directors to attend. All of our directors that served in 2009 attended the Company’s 2009 Annual Meeting of Stockholders telephonically or in person.

Contacting the Board of Directors

Stockholders may communicate with our Board of Directors at the following address:

The Board of Directors

c/o General Counsel

Riverbed Technology, Inc.

199 Fremont Street

San Francisco, CA 94105

Communications are received by the General Counsel of the Company, who then distributes any such communication to the Board of Directors or to any individual director, as appropriate, depending on the facts and circumstances outlined in the communication. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will be excluded with the provision that any communication that is filtered out will be made available to any director upon request.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2010 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our 2004 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast on this proposal will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees for audit and other services provided by Ernst & Young LLP for the fiscal years ended December 31, 2009 and 2008.

(in thousands)	2009	2008
Audit fees (1)	$1,818	$1,946
Audit-related fees (2)	—	38
Tax fees	202	96
All other fees	—	—

Total fees	$2,020	$2,080

(1)	Audit Fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements.

(2)	Audit-related fees relate to professional services rendered in connection with assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Pre-Approval Policies and Procedures

All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of

Ernst & Young LLP as Riverbed’s Independent Registered Public Accounting Firm For Its

Fiscal Year Ending December 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that each member of the Audit Committee is an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (“10-K”).

The Audit Committee also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the United States Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Mark A. Floyd
Michael R. Kourey
Stanley J. Meresman, Chairman

PROPOSAL 3

APPROVAL OF THE MATERIAL TERMS OF THE 2006 EQUITY INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH INTERNAL REVENUE CODE SECTION 162(m)

We are asking our stockholders to approve the material terms of our 2006 Equity Incentive Plan (the “Equity Plan”) to enable certain incentive compensation under the plan to continue to qualify as deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m). Stockholder approval of the Equity Plan requires the affirmative vote of a majority of the votes cast on this proposal. Our executive officers and directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Equity Plan. Note that approval of this proposal will not result in any increase to the number of shares of our common stock available for issuance under the Equity Plan.

Internal Revenue Code Section 162(m) Performance-Based Compensation

If our stockholders approve its material terms, our Equity Plan will continue to provide us with the potential benefit to take tax deductions associated with certain types of executive equity compensation.

Awards granted under the Equity Plan may be designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). Pursuant to Section 162(m), we generally may not deduct for federal income tax purposes compensation paid to our Chief Executive Officer or our three other highest paid employees (other than our Chief Financial Officer) to the extent that any of these persons receive more than $1 million in compensation in any single year. However, if the compensation qualifies as “performance-based” for Section 162(m) purposes, we can deduct for federal income tax purposes the compensation paid even if such compensation exceeds $1 million in a single year. For certain awards granted under the Equity Plan to qualify as fully deductible “performance-based compensation” under Section 162(m), among other things, our stockholders must approve the material terms of the Equity Plan at this Annual Meeting.

A favorable vote for this proposal will allow us to continue to deduct certain executive compensation in excess of $1 million and provide us with potentially significant future tax benefits and associated cash flows. An unfavorable vote for this proposal would disallow any future tax deductions for certain executive compensation in excess of $1 million paid to our Chief Executive Officer and our three other most highly compensated employees (other than our Chief Financial Officer) pursuant to the Equity Plan.

We believe that the approval of the material terms of the Equity Plan is important to our continued success. The Compensation Committee believes that equity awards motivate high levels of performance, align the interests of employees and stockholders by giving employees the perspective of an owner with an equity stake in the Company, and provide an effective means of recognizing employee contributions to our success. The Compensation Committee believes that equity awards are a competitive necessity in the environment in which we operate, and are essential to recruiting and retaining the highly qualified technical and other key personnel who help us meet our goals, as well as rewarding and encouraging current employees. The Compensation Committee believes that the ability to continue to grant equity awards in a tax-efficient manner is important to our future success.

Description of the Equity Plan

The following paragraphs provide a summary of the principal features of the Equity Plan and its operation. The amended and restated Equity Plan is set forth in its entirety at Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to the Equity Plan.

Eligibility.    Employees, members of our Board of Directors who are not employees, and consultants are eligible to participate in the Equity Plan.

Purpose.    The purpose of the Equity Plan is to promote our long-term success and create stockholder value by (a) encouraging our employees and other service providers to focus on critical long-range objectives, (b) encouraging the attraction and retention of employees and other service providers with exceptional qualifications and (c) linking our employees and other service providers directly to stockholder interests through increased stock ownership. The Equity Plan seeks to achieve this purpose by providing for awards in the form of restricted shares, stock units, stock options or stock appreciation rights (each, an “Award”).

Shares Subject to Equity Plan.    A total of 3,000,000 shares of our common stock were initially authorized and reserved for issuance under the Equity Plan, plus an additional 429,880 shares that remained available for issuance under our 2002 Stock Plan as of the effective date of our initial public offering in 2006. If options or shares awarded under the 2002 Stock Plan are forfeited or repurchased, then those options or shares will again become available for Awards under the Equity Plan. Additionally, beginning in 2007, on each January 1, the total number of shares of our common stock authorized and reserved for issuance under the Equity Plan has increased pursuant to the automatic share replenishment provision under the Equity Plan. This automatic share replenishment provision provides for an increase in the number of shares of our common stock authorized and reserved for issuance under the Equity Plan in an amount equal to the least of (A) five percent of the number of outstanding shares of common stock as of such January 1, (B) four million shares, or (C) an amount determined by the Board. The shares available for grant under the Equity Plan were automatically increased pursuant to the automatic share replenishment provision and by the number of options and shares forfeited or repurchased under the 2002 Stock Plan by, in aggregate, 3,643,119 shares in 2007, 3,800,507 shares in 2008, 3,502,548 shares in 2009, and 3,507,780 shares in 2010. After the scheduled January 1, 2011 automatic share replenishment, the Equity Plan does not provide for any further automatic share replenishments. As of December 31, 2009, 613,327 shares subject to forfeited or repurchased awards under the 2002 Stock Plan had been recycled into the Equity Plan share pool and 2,366,691 shares remain subject to outstanding awards under the 2002 Stock Plan. As of December 31, 2009, 12,753,449 shares of our common stock were subject to Awards currently outstanding under the Equity Plan and 773,243 shares of our common stock remain available for issuance. As of March 16, 2010, 13,194,238 shares of our common stock were subject to Awards currently outstanding under the Equity Plan and 3,190,978 shares of our common stock remain available for issuance.

In the event of a stock split or similar recapitalization, appropriate adjustments will automatically be made to the Equity Plan share pool, outstanding Awards, the annual limits applicable to Equity Plan Awards, and the exercise price of options and stock appreciation rights.

Shares subject to Awards which expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. The shares available will not be reduced by Awards settled in cash or by shares withheld to satisfy tax withholding obligations relating to Stock Units. Only the net number of shares issued upon the exercise of stock appreciation rights will be deducted from the shares available under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in shares, reduce the number of shares issuable under the Equity Plan. Any dividend equivalents paid or credited under the Equity Plan shall, if paid in cash, not reduce the number of shares available under the Equity Plan.

Administration.    Our Compensation Committee administers the Equity Plan. The Compensation Committee has the complete discretion to make all decisions relating to our Equity Plan. The Compensation Committee may also re-price outstanding options and stock appreciation rights and modify outstanding awards in other ways.

Types of Awards.    Our Equity Plan provides for the following types of awards:

•	incentive and nonstatutory stock options to purchase shares of our common stock;

•	restricted shares of our common stock; and

•	stock appreciation rights and stock units.

Options and Stock Appreciation Rights.    The exercise price for options granted under the Equity Plan may not be less than 100% of the fair market value of our common stock on the option grant date. Optionees may pay the exercise price by using:

•	cash or cash equivalents; or

•	any of the following, but only with the Compensation Committee’s consent:

•	shares of common stock that the optionee already owns;

•	an immediate exercise and sale of the option shares through a broker designated by us;

•	any other legally permissible form of consideration.

A participant who exercises a stock appreciation right receives the increase in value of our common stock over the base price. The base price for stock appreciation rights granted under the Equity Plan shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of the underlying common stock on the grant date. The settlement value of the stock appreciation right may be paid in cash or shares of common stock, as specified in the award agreement. Options and stock appreciation rights vest at the times determined by the Compensation Committee. In most cases, our options and stock appreciation rights will vest over a four-year period following the applicable vesting commencement date, and will generally expire seven years after the date of grant. The Compensation Committee may provide for a longer term, except that with respect to incentive stock options the term shall not exceed 10 years, and except that options and stock appreciation rights generally expire earlier if the participant’s service terminates earlier. No participant may receive options covering more than 2,500,000 shares in one calendar year. Similarly, no participant may receive stock appreciation rights covering more than 2,500,000 shares in one calendar year.

Restricted Shares and Stock Units.    Restricted shares may be awarded under the Equity Plan in return for such legal consideration as the Compensation Committee determines, including:

•	cash or cash equivalents;

•	full-recourse promissory notes (except as prohibited by law);

•	services already provided to us; or

•	services to be provided to us in the future.

Restricted shares vest at the times determined by the Compensation Committee. Stock units may also be awarded under the Equity Plan. No cash consideration shall be required of the Award recipients. Each award of stock units may or may not be subject to vesting, and vesting, if any, shall occur upon satisfaction of the conditions specified by the Compensation Committee. Settlement of vested stock units may be made in the form of cash, shares of common stock or a combination of both, as specified in the stock unit agreement. The Compensation Committee may award dividend equivalents in connection with the grant of stock units. These may be paid in cash or in shares of common stock, as specified by the Compensation Committee. Settlement of stock units may be deferred past the vesting date, as specified by the Compensation Committee. No participant may receive restricted shares that are subject to performance-based vesting covering more than 2,500,000 shares in one Company fiscal year. Similarly, no participant may receive stock units that are subject to performance-based vesting covering more than 2,500,000 shares in one Company fiscal year.

Change in Control.    If a change in control of Riverbed occurs, an option or Award under the Equity Plan will generally not accelerate vesting unless the surviving corporation does not assume the option or Award or replace it with a comparable Award. If the surviving corporation does not assume the option or Award or replace it with a comparable Award, then vesting will accelerate as to all of the shares of common stock subject to such Award. Pursuant to our standard forms of agreement under the Equity Plan, an option or Award will generally become fully exercisable and fully vested if the holder’s employment or service is involuntarily terminated within 12 months following the change in control. A change in control includes:

•	a merger of Riverbed after which our own stockholders own 50% or less of the voting power of the surviving corporation or its parent company;

•	a sale of all or substantially all of our assets;

•	a change in the composition of more than one-half of our incumbent directors over a 24-month period; or

•	an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to Riverbed, such as a holding company owned by our stockholders.

Amendments or Termination.    Our Board of Directors may amend or terminate the Equity Plan at any time. If our Board of Directors amends the plan, it does not need to ask for stockholder approval of the amendment unless applicable law requires it. The Equity Plan will continue in effect for ten years from its initial Board adoption date on April 12, 2006, unless the Board of Directors decides to terminate the plan earlier.

Performance Goals.    The Compensation Committee (in its discretion) may make performance goals applicable to a participant with respect to an Award, including but not limited to restricted stock and stock units. If the Compensation Committee desires that an Award qualify as “performance-based compensation” under Code Section 162(m), then, at the Compensation Committee’s discretion, one or more of the following performance goals may apply:

•	cash flow (including operating cash flow or free cash flow);

•	revenue (on an absolute basis or adjusted for currency effects);

•	gross margin;

•	operating expenses or operating expenses as a percentage of revenue;

•	earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA);

•	earnings per share;

•	stock price;

•	return on equity;

•	total stockholder return;

•	growth in stockholder value relative to the moving average of the S&P 500 Index, or another index;

•	return on capital;

•	return on assets or net assets;

•	return on investment;

•	economic value added;

•	operating income or net operating income;

•	operating margin;

•	market share;

•	overhead or other expense reduction;

•	credit rating;

•	objective customer indicators;

•	improvements in productivity;

•	attainment of objective operating goals;

•	objective employee metrics;

•	return ratios;

•	objective qualitative milestones; or

•	other objective financial or other metrics relating to the progress of the Company or to a subsidiary, division or department.

The performance measures listed above may apply to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and may be measured either on an absolute basis, a per-share basis, or relative to a pre-established target, to a previous period’s results or to a designated comparison group, in each case as specified by the Compensation Committee. Financial performance measures may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”), or may be adjusted by our Compensation Committee when established to exclude or include any items otherwise includable or excludable, respectively, under GAAP or under IASB Principles. The Compensation Committee may choose other performance goals for awards that are not intended to qualify as “performance-based compensation” under Code Section 162(m).

Certain United States Federal Income Tax Information

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and to us of Awards granted under the Equity Plan. Tax consequences for any particular individual may be different.

The following discussion assumes that the fair market value of our common stock on the date of exercise is greater than the per share exercise price.

Nonstatutory Stock Options.    No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.    No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is similar to nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.    No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards.    Restricted stock received pursuant to awards, including performance-based awards, will generally be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a holder of restricted stock does not make the election described below, the holder realizes no taxable income upon the receipt of restricted stock and we are not entitled to a deduction at such time. When the forfeiture restrictions applicable to the restricted stock lapse, the holder will realize compensation income equal to the fair market value of the shares at that time, less any amount paid for the shares, and we will generally be entitled to a corresponding deduction. Individuals receiving shares of restricted stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the restricted stock holder elects to realize compensation income with respect to the shares when the restricted stock is granted rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the holder receives them (valued without taking the restrictions into account), less any amount paid for the shares, and we will generally be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the holder will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize capital gain or loss with respect to the shares when they are sold.

Restricted Stock Units.    A participant who is granted a restricted stock unit will not recognize any compensation income upon grant. The participant will recognize compensation income equal to the amount of cash and the fair market value of the Common Stock delivered to the participant in settlement of the restricted stock units. The Company will generally be entitled to a tax deduction in the year the restricted stock unit is settled in an amount equal to the compensation income recognized by the participant.

Section 409A.    Section 409A of the Code contains certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Equity Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. In addition, certain states (such as California) have laws similar to Section 409A and, as a result, failure to comply with such similar laws may result in additional state income, penalty and interest charges.

Tax Effect for the Company.    We generally will be entitled to a tax deduction in connection with an Award under the Equity Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers (other than the Chief Financial Officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (i) stockholder approval of the material terms of the Equity Plan as requested pursuant to this proposal, (ii) setting limits on the number of Awards that any individual may receive, and (iii) for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Equity Plan has been designed to permit the Compensation Committee to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT, EXERCISE AND/OR VESTING OF AWARDS UNDER THE EQUITY PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Awards to be Granted to Certain Individuals and Groups

The number of Awards (if any) that an employee, director or consultant may receive under the Equity Plan is in the discretion of the Compensation Committee and therefore cannot be determined in advance. Our executive officers and directors have an interest in this proposal because they are eligible to receive Awards under the Equity Plan.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast on this proposal is required to approve the material terms of the 2006 Equity Incentive Plan in order for us to continue to receive a federal income tax deduction for certain compensation paid under the 2006 Equity Incentive Plan.

The Board of Directors Recommends a Vote “FOR” the Proposal to

Approve the Material Terms of the 2006 Equity Incentive Plan.

EXECUTIVE OFFICERS

The names of the executive officers of Riverbed who are not also directors of Riverbed and certain information about each of them as of March 16, 2010 are set forth below:

Randy S. Gottfried, age 44, has served as our Chief Financial Officer since joining us in February 2004 and as our Senior Vice President of Business Services since May 2006. From November 2003 to February 2004, Mr. Gottfried served as Chief Financial Officer of Voltage Security, a security software company. From June 1997 to March 2001 and from July 2002 to March 2003, Mr. Gottfried held various senior finance roles, including Senior Vice President and Chief Financial Officer, with Inktomi Corporation. Mr. Gottfried holds a Masters degree in Business Management from Northwestern University’s Kellogg Graduate School of Management and an undergraduate business degree from the University of Michigan in Ann Arbor. He became a Certified Public Accountant in 1989.

Eric S. Wolford, age 43, has served as our Senior Vice President of Marketing and Business Development since March 2005. He served as our Vice President of Marketing and Business Development from May 2003 to March 2005. From June 2001 to May 2003, Mr. Wolford was the Senior Vice President of Marketing and Business Development for netVmg, a network management company. From August 1999 to June 2001, he served as Vice President of Product Marketing and Management at Inktomi Corporation and FastForward Networks (which was acquired by Inktomi in October 2000), providers of content delivery management software. From 1988 to 1999, Mr. Wolford served in various sales, marketing and product management roles at AT&T. Mr. Wolford holds a Bachelor’s degree in Pre-Medicine from Pepperdine University and an M.B.A. from the New York University Stern School of Business.

David M. Peranich, age 48, has served as our Senior Vice President of Worldwide Sales since July 2006. From June 2004 to November 2005, Mr. Peranich was the Chief Executive Officer and President of Centrata, a provider of IT service delivery management solutions. From May 2001 to June 2004, Mr. Peranich held a number of management positions at Siebel Systems, most recently as Vice President and General Manager of Worldwide Alliances. From November 2000 to February 2001, he served as Vice President of Worldwide Sales at AdFlight Corporation. From January 1997 to October 2000, Mr. Peranich held a number of sales management positions at Remedy Corporation, most recently as Vice President of Americas Sales. Mr. Peranich holds a Bachelor’s degree in Mechanical Engineering from Virginia Polytechnic Institute and State University and an M.S. in Systems Management from the University of Southern California.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of March 16, 2010 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 16, 2010 and restricted stock units that will become vested within 60 days of March 16, 2010 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, to our knowledge the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 71,085,116 shares of common stock outstanding on March 16, 2010.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent
5% Stockholders:
FMR LLC (1) 82 Devonshire Street Boston, MA 02109	7,599,500	10.7%
Wellington Management Company, LLP (2) 75 State Street Boston, MA 02109	5,436,472	7.7%

Directors and Named Executive Officers:
Jerry M. Kennelly (3)	4,036,481	5.6%
Steven McCanne, Ph.D. (4)	4,006,075	5.6%
Michael Boustridge (5)	3,750	*
Mark A. Floyd (6)	67,957	*
Michael R. Kourey (7)	63,838	*
Mark S. Lewis (8)	3,750	*
Stanley J. Meresman (9)	77,010	*
James R. Swartz (10)	1,339,999	1.9%
Christopher J. Schaepe (11)	83,369	*
Randy S. Gottfried (12)	304,644	*
David M. Peranich (13)	209,547	*
Eric S. Wolford (14)	363,990	*
All current directors and executive officers as a group (12 persons) (15)	10,560,410	14.3%

*	Less than 1% of the outstanding shares of common stock.

(1)	This information is based on a Schedule 13G filed with the SEC on February 16, 2010 by FMR LLC (“FMR”) indicating beneficial ownership as of December 31, 2009. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in FMR’s Schedule 13G was not complete or accurate or that an amendment should have been filed thereto and was not.

(2)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010 by Wellington Management Company, LLP (“Wellington”) indicating beneficial ownership as of

December 31, 2009. The Schedule 13G contains additional details regarding beneficial ownership of these shares. The Company has no reason to believe that the information in Wellington’s Schedule 13G was not complete or accurate or that an amendment should have been filed thereto and was not.

(3)	Represents 3,146,668 shares of common stock held by Kennelly Partners, L.P., 841,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010, and 12,500 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 16, 2010. Excludes 291,667 shares subject to options that are not exercisable, and 420,958 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2010.

(4)	Represents 3,350,000 shares held by Steven McCanne and Tamara R. White, Trustees of the McCanne Family Trust dated July 8, 2002 and successor Trustees thereunder, 4,409 shares held by Steven McCanne, Trustee of the Steven McCanne Revocable Trust u/a/d 11/29/00, 641,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010, and 10,000 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 16, 2010. Excludes 301,667 shares subject to options that are not exercisable, and 304,970 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2010.

(5)	Represents 3,750 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 56,250 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(6)	Represents 67,957 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 58,043 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(7)	Represents 2,506 shares of common stock held by Michael R. Kourey and Michele M. Kourey as Co-Trustees of The Kourey Living Trust dated 1/3/97 and 61,332 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 46,668 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(8)	Represents 3,750 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 56,250 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(9)	Represents 28,344 shares of common stock held by Stanley J. Meresman and Sharon A. Meresman, Trustees of the Meresman Family Trust U/D/T dated 9/13/89, as amended, and 48,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 56,001 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(10)	Represents 812,005 shares held by Burn3 LLC and 501,328 shares held by Homestake Partners L.P. Mr. Swartz is the manager of Burn3 LLC and the general partner of Homestake Partners L.P. Mr. Swartz disclaims beneficial ownership of the shares held by Burn3 LLC and Homestake Partners L.P. except to the extent of his pecuniary interest therein. Includes 26,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 33,334 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(11)	Includes 56,703 shares held by Mr. Schaepe and 26,666 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010. Excludes 33,334 shares subject to options that are not exercisable within 60 days of March 16, 2010.

(12)	Represents 64,644 shares of common stock held by Randy S. Gottfried, Trustee of the Randy S. Gottfried Trust dated January 7, 2005, 235,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010, and 5,000 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 16, 2010. Excludes 125,000 shares subject to options that are not exercisable, and 152,485 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2010.

(13)	Represents 14,755 shares of common stock held by Mr. Peranich, 189,792 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010, and 5,000 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 16, 2010. Excludes 98,752 shares subject to options that are not exercisable, and 152,485 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2010.

(14)	Represents 7,777 shares of common stock held by Mr. Wolford, 349,963 shares of common stock issuable upon exercise of options exercisable within 60 days of March 16, 2010, and 6,250 shares of common stock issuable upon vesting of restricted stock units within 60 days of March 16, 2010. Excludes 195,000 shares subject to options that are not exercisable, and 157,485 shares subject to restricted stock units that are not vested, within 60 days of March 16, 2010.

(15)	Includes 2,496,874 shares of common stock issuable upon exercise of options exercisable, and 38,750 shares of common stock issuable upon vesting of restricted stock units, within 60 days of March 16, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2009 transactions in our common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2009, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors is comprised of four non-employee members of the Board of Directors. Each member was determined to be and remains an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee’s basic responsibility is to review the performance of Riverbed’s management in achieving corporate goals and objectives and to ensure that Riverbed management is compensated effectively in a manner consistent with Riverbed’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of Riverbed’s compensation, equity and employee benefit plans and programs applicable to executive officers.

Compensation Philosophy and Objectives

Riverbed operates in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our Company. Therefore, our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives’ long-term interests with those of our stockholders. The specific goals that our current executive compensation program rewards are focused on revenue growth, consistency of revenue growth, operating profits and the value of our stock. At this stage in our development, we believe that growth-oriented targets are more appropriate to overweight versus targets focused on profitability or other criteria.

Our goal is to provide overall compensation (assuming that targeted levels of performance are achieved) that is above the median compensation at a peer group of technology companies selected for similarities in business model and other criteria, including whether we may compete with that company for employees generally. The elements of compensation included in the competitive analysis generally are base salaries, short-term cash incentives, and, as part of our Long-Term Incentive Plan, long-term equity incentives in the form of Restricted Stock Units (“RSUs”), including RSUs tied to the achievement of specific performance metrics. These elements also include, in the year when an executive officer commences employment, long-term equity incentives in the form of stock options that are tied to employee retention and stock value only, and not to the achievement of specific performance metrics.

Each year, our management provides the Compensation Committee with historical and prospective breakdowns of the total compensation components for each executive officer. Our decisions on compensation for our executive officers are based primarily upon our assessment of each individual’s performance and potential to enhance long-term stockholder value. We rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading our initiatives to achieve corporate goals.

In 2009, the Compensation Committee used a peer group of companies to evaluate target compensation based on median competitive data. Our peer group was selected by Radford, based on the criteria described above, which the Compensation Committee relied upon in making its determination. The Compensation Committee intends to review the peer group periodically to take into account any changes in our Company, our industry and other factors.

When we make executive compensation decisions, we review individual performance and corporate performance. The Compensation Committee measures our performance against the specific goals established at the beginning of the fiscal year and determines the overall budget and targeted compensation for our executive officers. Our Chief Executive Officer, as the manager of the members of the executive team, assesses the executives’ individual contributions to their respective departmental goals as well as achievement of their individual goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary and cash bonus for each member of the executive team, other than himself. In addition, our Chief Executive Officer makes a recommendation to the Compensation Committee with respect to annual RSU grants under our Long-Term Incentive Plan for each member of the executive team, other than himself. The Compensation Committee evaluates, discusses and modifies or approves these recommendations and conducts a similar independent evaluation of the Chief Executive Officer’s contributions to corporate goals and achievement of individual goals.

Role of Executive Officers and Compensation Consultant

Our Chief Executive Officer, Chief Financial Officer and Vice President of Global Employee Services support the Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. In addition, the Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist it. In accordance with this authority, the Compensation Committee consults from time to time with Radford, which advises the Compensation Committee on matters related to the compensation of executive officers. In 2009, the Compensation Committee consulted Radford in connection with reviewing our compensation programs to ensure that these programs are optimally structured to retain our highly experienced executive management team, to keep management focused on attaining growth objectives even during an expected period of global economic volatility, and to motivate management to maximize stockholder value. In addition, the Compensation Committee consulted with Radford in 2009 in connection with its adoption of the Riverbed Technology, Inc. Long-Term Incentive Plan. Radford was assisted by Michael Guerchon, our Vice President of Global Employee Services, in preparing the information that was presented to the Compensation Committee. The fees for Radford were paid by the Company.

Principal Elements of Executive Compensation

Our executive compensation program in 2009 consisted of the three components — base salary, incentive compensation, and long-term equity incentive compensation — discussed in detail below. The Compensation Committee’s determination with regard to one component may not directly affect its determinations with regard to the other components since each component is designed to achieve different goals. However, the Compensation Committee considers each executive officer’s total compensation mix as a whole.

Base Salaries.    The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation based on compensation surveys and benchmarking salaries paid by the peer group of companies for similar positions. We believe that their total compensation (including incentive compensation) is appropriate. Due to the intensely competitive market for highly qualified employees in our industry, our geographic location and our aggressive performance goals, we may choose to set our cash compensation levels at the higher end of the market in the future, as we believe that compensation below the higher levels of the market could, in the long run, jeopardize our ability to retain our current executive officers and recruit new executive officers. We believe the market for highly qualified employees in our industry remains competitive notwithstanding the recently volatile and challenging economic environment.

The performance of each of our employees, including our executive officers, is reviewed once per year. In the past, these reviews have occurred in (or around) May and November of each year, other than with respect to certain sales personnel that are reviewed on a calendar-year basis. Consistent with this, on April 6, 2009, the Compensation Committee reviewed the base salaries of our named executive officers, except David M. Peranich. Mr. Peranich’s salary was not reviewed at that time because his compensation is reviewed on a calendar-year basis due to a large portion of his compensation being based on our achieving our annual sales goals during the year. After considering the recommendations of Radford and our Chief Executive Officer (with regard to the salaries of named executive officers other than himself), the Compensation Committee approved the following base salaries, effective as of May 1, 2009:

Name	Base Salary as of January 1, 2009	Current Base Salary
Jerry M. Kennelly	$425,000	$440,000
Randy S. Gottfried	275,000	294,000
Steven McCanne, Ph.D.	275,000	282,000
Eric S. Wolford	320,000	333,333

On February 17, 2009, the Compensation Committee reviewed the base salary of Mr. Peranich. After considering the recommendations of Radford and our Chief Executive Officer, the Compensation Committee approved a base salary increase for Mr. Peranich from $275,000 to $300,000 for 2009.

Incentive Compensation.    Cash incentives for our executive officers, which are paid under our Management Bonus Plan, are designed to reward performance that furthers our key corporate goals. The Compensation Committee used board-approved revenue goals as targets for determining the payment of incentive compensation for 2009. The quarterly incentive awards for executive officers are determined on the basis of our achievement of these goals. In light of a turbulent economic environment, these goals were revised in August 2009 for the third quarter of 2009 based on the market outlook at that time. The performance metrics against which our executive officers were measured in 2009, achievement of quarterly revenue targets and consistency of achievement of quarterly revenue targets, are clearly communicated, measurable and consistently applied, and focus on corporate objectives. Our Management Bonus Plan was designed to motivate management to achieve specific goals related to revenue relative to our plan and consistency in achieving our revenue goals from quarter to quarter. These metrics were selected because we believe that, at this stage of our development, they are most closely correlated with stockholder value. We believe that our revenue and consistency goals have been set to be aggressive and not easy to achieve. As an example, these goals have been revised upward in past quarters based on company performance and outlook at that time.

A target cash incentive amount is set for each executive officer after considering targets for comparable positions at the peer group of companies. These amounts are paid quarterly, based on our performance against the predetermined goals. These target amounts are determined so as to contribute to overall compensation that is above the median level of compensation at the peer group of companies.

2009 Management Bonus Plan.    Our Management Bonus Plan operated as follows for our named executive officers during 2009.

At achievement of 100% of a particular quarterly revenue target, our executive officers receive 100% of their quarterly target bonus, or have a bonus multiplier of 1. For each percent of quarterly revenue achievement that exceeds the target, the bonus multiplier increases by 3%. These awards are not capped. For each percent of quarterly revenue achievement that is below the target, the bonus multiplier decreases by 5%. These awards have a floor set at 85% of achievement of our quarterly revenue target, at which point our executive officers receive 25% of their quarterly target bonus. At less than 85% of achievement of our quarterly revenue target, our named executive officers would not receive a quarterly bonus.

The Management Bonus Plan also has a second performance metric, consistency of achievement of quarterly revenue targets.

This component of the bonus plan works as follows: If the current quarter performance is at or above 100% of the quarterly revenue target and the preceding quarter(s) were also at or above 100% of the quarterly revenue target(s), then a consistency award factor will be administered as follows:

Sequential Quarters at or above Target Quarterly Revenue	Consistency Award Factor added to Bonus Multiplier
1 Sequential Quarter (2nd Quarter at or above target)	10%

2 Sequential Quarters (3rd Quarter at or above target)	15%

3 Sequential Quarters (4th Quarter at or above target)	20%

4 or more Sequential Quarters (5th Quarter or more at or above target)	25%

The consistency award factor is added to the quarterly bonus multiplier so that, for example, if the Company achieved 102% of the quarterly revenue target and this was the third consecutive quarter at or above target, then the bonus multiplier would be 121% (100% for achievement of the quarterly revenue target; plus 6% for the 2% overachievement; plus an additional 15% for it being the third consecutive quarter at or above target). If a quarter does not meet the quarterly revenue target, then no consistency award factor is added.

In February 2010, the Compensation Committee revised the Management Bonus Plan to include an operating profit component. Beginning with quarterly bonuses for our first fiscal quarter of 2010, the bonus amount determined by the revenue achievement and revenue consistency components of the Management Bonus Plan will be multiplied by an operating profit factor. The operating profit factor will be 1.0 in the event that our absolute dollars of pre-tax operating profit for a quarter are equal to or greater than the amount of pre-tax operating profit set forth in our Board-approved operating plan for that quarter; and the operating profit factor will be 0.8 in the event that our absolute dollars of pre-tax operating profit for a quarter are less than the amount of pre-tax operating profit set forth in our Board-approved operating plan for that quarter.

In light of the addition of an operating profit component to the Management Bonus Plan, and the resulting likelihood that a quarterly bonus would already be negatively impacted by the new operating profit factor in a revenue underachievement scenario, the Compensation Committee also revised the Management Bonus Plan so that, in a revenue underachievement scenario, the bonus multiplier now decreases by 4%, versus the prior 5%, for each percent of quarterly revenue achievement that is below the target.

Although the Compensation Committee believes that growth and revenue-oriented targets continue to be the best overall measure of superior operational performance at this stage of our development, the addition of an operating profit component to the Management Bonus Plan better aligns the sharing of profit risks with our stockholders and reinforces the importance of achieving budgeted profitability at a time when the economic environment makes revenue generation more difficult.

Quarterly Bonus targets for named executive officers.    As of January 1, 2009, our named executive officers had the following quarterly target bonus amounts:

Name	Quarterly Target Bonus
Jerry M. Kennelly	$106,250
Randy S. Gottfried	33,750
Steven McCanne, Ph.D.	33,750
David M. Peranich	62,500
Eric S. Wolford	40,000

As part of its review of the compensation for our named executive officers, other than David M. Peranich, in April 2009 the Compensation Committee approved the following quarterly target bonus amounts, effective as of April 1, 2009:

Name	Quarterly Target Bonus
Jerry M. Kennelly	$110,000
Randy S. Gottfried	36,750
Steven McCanne, Ph.D.	35,250
Eric S. Wolford	41,667

Mr. Peranich’s target bonus amount was not reviewed in April 2009 because his compensation is reviewed on a calendar year basis. On February 17, 2009, after considering the recommendations of Radford and our Chief Executive Officer, the Compensation Committee approved a quarterly target bonus amount for Mr. Peranich of $68,750 for 2009.

To date, the Compensation Committee has not exercised discretion to increase or decrease the bonus amounts that resulted from the application of our Management Bonus Plan. However, the Compensation Committee has the authority to do so in the future if it determines that an adjustment would serve our interests or those of our stockholders and the goals of the Management Bonus Plan.

Long-Term Equity Incentive Compensation.    Generally, a significant stock option grant is made in the year when an executive officer commences employment, typically at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. This grant is made within our written guidelines for new-hire grants, consistent with the executive’s position. The guidelines were developed based on our historical practices as well as information provided to us by Radford, using a nationally-recognized survey and other custom salary surveys and studies, including the Radford study. The size of each grant is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines, the individual’s position with us and the individual’s potential for future responsibility and promotion and to align executives’ incentives with those of our stockholders. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion. Adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment in which we operate. The exercise price of a stock option is always equal to the closing price of our Common Stock on the day of the Compensation Committee’s action, which is the date of grant.

Subsequent equity grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Historically, subsequent equity grants, which we refer to as focal awards, have been made during our semi-annual review cycles, in (or around) May and November of each year. Each May and November, the Compensation Committee has considered replenishment grants for existing employees, including our executive officers, who have completed approximately one year of service since their last review. In 2009, our executive officers did not receive focal awards during our semi-annual review cycles.

Long-Term Incentive Plan.    As part of the Compensation Committee’s focus on retaining our highly experienced executive management team, keeping management focused on attaining growth objectives, and motivating management to maximize stockholder value, in 2009 the Compensation Committee, after extensive consultation with Radford, adopted the Riverbed Technology, Inc. Long-Term Incentive Plan (“LTIP”), which provides participants with the potential to earn long-term incentive compensation based on our performance. Each of our executive officers is a participant under the LTIP.

Under the LTIP, the Compensation Committee will establish the performance metrics and performance period at the beginning of each fiscal year, giving participants the opportunity to earn fully vested stock units based on our performance that year. The performance metrics and performance periods established by the Compensation Committee may vary from year to year. For the initial LTIP award made in February 2009, the Compensation Committee designated our 2009 annual revenue growth as the performance metric. This metric was selected because the Compensation Committee believed that, at this stage of our development and especially in light of the then-existing economic environment, revenue growth continued to be the best measure of superior operational performance.

Under the LTIP, in February 2009 each executive officer received a performance-based RSU grant (“Performance-Based Target Award”) and a time-based RSU grant (“Time-Based Award”). The Compensation Committee granted RSUs because RSUs retain a significant portion of their retention value even in difficult economic environments, RSUs cause less dilution to our stockholders than making stock option grants that are generally for larger numbers of shares, and RSUs are becoming more prevalent in the marketplace as a meaningful component of executive compensation.

Seventy-five percent of the total RSUs granted were performance-based, with the remaining 25% time-based. The performance-based grants were eligible to be earned in an amount ranging from 0% to 200% of the target amount based on our 2009 annual revenue growth as determined by measurement to our 2008 revenue. The performance-based grants were therefore subject to complete forfeiture in the event that we were unable to meet predetermined revenue growth targets. Subject to continuing service requirements, the shares earned under the Performance-Based Target Awards will vest in full on December 31, 2011. The Time-Based Award shares vest in three equal annual increments beginning on December 31, 2009, with completion of vesting on December 31, 2011. The LTIP shares are additionally subject to accelerated vesting as set forth in the LTIP.

The Compensation Committee made the following RSU grants to our executive management team under the 2009 LTIP. The performance-based RSU amounts listed below are equivalent to the amounts that would have been earned at 100% of the target amount. Based on our 2009 revenue growth, the actual performance-based RSU amounts earned were 137.8% of the target amount:

Name	Performance-based RSUs	Time-based RSUs
Jerry M. Kennelly	210,000	70,000
Randy S. Gottfried	75,000	25,000
Steven McCanne, Ph.D.	150,000	50,000
David M. Peranich	75,000	25,000
Eric S. Wolford	75,000	25,000

Under the 2010 LTIP, in February 2010 each executive officer received a Performance-Based Target Award and a Time-Based Award. Seventy-five percent of the total RSUs granted were performance-based, with the remaining 25% time-based.

For the 2010 LTIP awards, the Compensation Committee designated the Company’s 2010 annual revenue growth as the performance metric. This metric was selected because the

Compensation Committee believes that, at this stage of our development and especially in light of the current economic environment, revenue growth continues to be the best measure of superior operational performance.

The performance-based grants will be earned in an amount ranging from 0% to 200% of the target amount based on 2010 annual revenue growth as determined by measurement to 2009 revenue. The performance-based grants are therefore subject to complete forfeiture in the event we are unable to meet predetermined revenue growth targets. Subject to continuing service requirements, any shares earned under the Performance-Based Target Awards will vest in full on December 31, 2012. The Time-Based Award shares will vest in three equal annual increments beginning on December 31, 2010, with completion of vesting on December 31, 2012. The LTIP shares are additionally subject to accelerated vesting as set forth in the LTIP.

The Compensation Committee made the following RSU grants to our executive management team under the 2010 LTIP. The performance-based RSU amounts listed below are equivalent to the amounts that will be earned at 100% of the target amount:

Name	Performance-based RSUs	Time-based RSUs
Jerry M. Kennelly	105,000	35,000
Randy S. Gottfried	37,500	12,500
Steven McCanne, Ph.D.	75,000	25,000
David M. Peranich	37,500	12,500
Eric S. Wolford	37,500	12,500

Salary and non-equity incentive compensation in proportion to total compensation

The amount of salary and non-equity incentive compensation earned in 2009 in proportion to the total compensation reported for each of our named executive officers was:

•	Jerry M. Kennelly: 23.8%

•	Randy S. Gottfried: 29.8%

•	Steven McCanne, Ph.D.: 17.1%

•	David M. Peranich: 36.5%

•	Eric S. Wolford: 32.7%

Stock Ownership Guidelines

We currently do not require our directors or executive officers to own a particular amount of our Common Stock. The Compensation Committee is satisfied that stock and other equity holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interests with those of our stockholders. We may in the future require our directors or executive officers to own a particular amount of our Common Stock.

Perquisites

Our executive officers participate in the same group insurance and employee benefit plans as our other full-time U.S. employees. At this time, we do not provide special benefits or other perquisites to our executive officers.

Post-Termination Protection

We have not entered into employment agreements with our executive officers. We issued offer letters to Messrs. Gottfried, Peranich and Wolford when they were recruited for their current positions.

Each offer letter provides for accelerated vesting of equity in the event that we are subject to a change in control and the executive officer’s employment terminates for specified reasons. These terms were negotiated at arms length at the time we recruited and hired each executive officer and we consider the change of control protection that was granted to these executive officers to be on market terms. In addition, all equity grants made to our executive officers and employees under the 2006 Equity Incentive Plan provide for 100% acceleration in the event that we are subject to a change in control and the executive officer’s or employee’s employment terminates for specified reasons. This protection is built into the 2006 Equity Incentive Plan and applies to all equity grants made thereunder. The LTIP also provides for 100% acceleration of grants made thereunder in the event that we are subject to a change in control and the LTIP participant’s employment terminates for specified reasons.

In May 2008 we entered into change in control severance agreements with Messrs. Gottfried and Kennelly. The Compensation Committee recognizes that the possibility of an acquisition by another company or other change in control can be a distraction and can cause the consideration of alternative employment opportunities. The Compensation Committee believes that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Messrs. Gottfried and Kennelly, notwithstanding the possibility, threat or occurrence of a change in control. The agreements provide that in the event that we are subject to a change in control and the employment of Mr. Gottfried or Mr. Kennelly terminates for specified reasons on or within 12 months after the change in control, then, subject to the signing of a release of claims and to compliance with the terms of any confidential information agreement, (i) in the case of Mr. Gottfried, he would receive severance equal to 100% of his deemed effective annual base salary and 100% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits; and (ii) in the case of Mr. Kennelly, he would receive severance equal to 200% of his deemed effective annual base salary and 200% of his full target bonus for the fiscal year in effect at the date of the termination of his employment relationship, as well as continuation of certain employee benefits.

Financial Restatements

The Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. The Compensation Committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and certain other highly paid executive officers. There is an exception to the $1 million limitation for “performance-based compensation” meeting certain requirements. Stock options and stock appreciation rights granted under our 2006 Equity Incentive Plan should generally qualify as “performance-based compensation” and should therefore not be subject to the $1 million deduction limitation. Full-value awards (such as restricted stock units and restricted stock) with solely service-based vesting are not considered performance-based under Section 162(m) of the Internal Revenue Code and, therefore, are not deductible to the extent that they, when aggregated with other non-performance-based compensation, result in executive compensation over $1 million. However, full-value awards may qualify for the exemption if vesting is based on stockholder-approved performance metrics and certain other requirements are satisfied (so long as our stockholders approve the material terms of the 2006 Equity Incentive Plan under Proposal 3 herein). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

We account for equity compensation paid to our employees under the rules of FASB ASC 718, which requires us to estimate the fair value of a stock award on the grant date and record the expense associated with each award over the service period.

Summary

The Compensation Committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our stockholders. The Compensation Committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving stockholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee members that served in 2009 recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Mark A. Floyd

Christopher J. Schaepe

James R. Swartz, Chairman

2009 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, principal financial officer and the three other highest paid executive officers whose total compensation in fiscal year 2009 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($) (2)	Total ($)
Jerry M. Kennelly	2009	435,000	2,954,000	(3)	0	486,441	(4)	210	3,875,651
President, Chief Executive Officer and Chairman of the Board	2008 2007	400,000 333,333	1,438,000 0		2,776,798 4,894,500	348,823 470,845	(4) (4)	210 210	4,963,831 5,698,888

Randy S. Gottfried	2009	287,667	1,055,000	(5)	0	160,364	(6)	210	1,503,241
Chief Financial Officer and Senior Vice President of Business Services	2008 2007	266,667 238,333	575,200 0		1,217,520 1,957,800	112,082 172,582	(6) (6)	181 186	2,171,650 2,368,901

Steven McCanne, Ph.D.	2009	279,667	2,110,000	(7)	0	155,516	(8)	210	2,545,393
Chief Technology Officer and Director	2008	266,667	1,150,400		2,904,958	112,082	(8)	193	4,434,300
	2007	243,333	0		4,894,500	174,517	(8)	193	5,312,543

David M. Peranich	2009	300,000	1,055,000	(9)	0	306,914	(10)	210	1,662,124
Senior Vice President of Worldwide Sales	2008	275,000	575,200		811,682	209,273	(10)	189	1,871,344
	2007	225,000	0		1,223,625	320,568	(10)	189	1,769,382

Eric S. Wolford	2009	328,889	1,055,000	(11)	0	183,954	(12)	210	1,568,053
Senior Vice President of Marketing and Business Development	2008 2007	301,667 256,667	719,000 0		1,922,400 2,936,700	131,621 187,472	(12) (12)	202 202	3,074,890 3,381,041

(1)	The amounts in this column represent the aggregate grant date fair value in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R). See Note 1 of the notes to our consolidated financial statements contained in our 2009 Annual Report on Form 10-K filed on February 12, 2010, our 2008 Annual Report on Form 10-K filed on February 23, 2009, and our 2007 Annual Report on Form 10-K filed on February 15, 2008 for a discussion of all assumptions made by us in determining the fair values of equity awards for 2009, 2008 and 2007, respectively.

(2)	The amounts in this column represent the dollar amount paid for life insurance premiums on behalf of the named executive officers. In addition, the Company pays a portion of health insurance and disability premiums for all employees, including the named executive officers. Such amounts are not included in this column.

(3)	For 2009, this amount includes $2,215,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum value that was eligible to be earned under the LTIP for 2009 was 200% of target with a grant date fair value of $4,431,000. The actual amount earned under the LTIP in 2009 was 137.8% of target with a grant date fair value of $3,052,031.

(4)	For 2009, this number represents $342,989 that was earned and paid in fiscal year 2009, and $143,452 that was earned in fiscal year 2009 and paid in fiscal year 2010. For 2008, this number represents $235,497 that was earned and paid in fiscal year 2008, and $113,326 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $326,393 that was earned and paid in fiscal year 2007, and $144,452 that was earned in fiscal year 2007 and paid in fiscal year 2008.

(5)

For 2009, this amount includes $791,250, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum value that was eligible to be earned under the LTIP for 2009 was 200% of target with a grant date fair value of $1,582,500. The actual amount earned under the LTIP in 2009 was 137.8% of target with a grant date fair value of $1,090,015.

(6)	For 2009, this number represents $112,438 that was earned and paid in fiscal year 2009, and $47,926 that was earned in fiscal year 2009 and paid in fiscal year 2010. For 2008, this number represents $76,084 that was earned and paid in fiscal year 2008, and $35,998 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $120,992 that was earned and paid in fiscal year 2007, and $51,590 that was earned in fiscal year 2007 and paid in fiscal year 2008.

(7)	For 2009, this amount includes $1,582,500, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum value that was eligible to be earned under the LTIP for 2009 was 200% of target with a grant date fair value of $3,165,000. The actual amount earned under the LTIP in 2009 was 137.8% of target with a grant date fair value of $2,180,020.

(8)	For 2009, this number represents $109,546 that was earned and paid in fiscal year 2009, and $45,970 that was earned in fiscal year 2009 and paid in fiscal year 2010. For 2008, this number represents $76,084 that was earned and paid in fiscal year 2008, and $35,998 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $122,927 that was earned and paid in fiscal year 2007, and $51,590 that was earned in fiscal year 2007 and paid in fiscal year 2008.

(9)	For 2009, this amount includes $791,250, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum value that was eligible to be earned under the LTIP for 2009 was 200% of target with a grant date fair value of $1,582,500. The actual amount earned under the LTIP in 2009 was 137.8% of target with a grant date fair value of $1,090,015.

(10)	For 2009, this number represents $217,256 that was earned and paid in fiscal year 2009, and $89,658 that was earned in fiscal year 2009 and paid in fiscal year 2010. For 2008, this number represents $142,610 that was earned and paid in fiscal year 2008, and $66,663 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $238,024 that was earned and paid in fiscal year 2007, and $82,544 that was earned in fiscal year 2007 and paid in fiscal year 2008.

(11)	For 2009, this amount includes $791,250, which reflects the grant date fair value of performance-based restricted stock units at 100% of target under the LTIP. The maximum value that was eligible to be earned under the LTIP for 2009 was 200% of target with a grant date fair value of $1,582,500. The actual amount earned under the LTIP in 2009 was 137.8% of target with a grant date fair value of $1,090,015.

(12)	For 2009, this number represents $129,616 that was earned and paid in fiscal year 2009, and $54,338 that was earned in fiscal year 2009 and paid in fiscal year 2010. For 2008, this number represents $88,957 that was earned and paid in fiscal year 2008, and $42,664 that was earned in fiscal year 2008 and paid in fiscal year 2009. For 2007, this number represents $131,755 that was earned and paid in fiscal year 2007, and $55,717 that was earned in fiscal year 2007 and paid in fiscal year 2008.

2009 Grants of Plan-Based Awards

The following table sets forth each equity award granted to our named executive officers during fiscal year 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($) (1)	Target ($) (2)	Threshold (#)	Target (#)	Maximum (#) (3)
Jerry M. Kennelly	02/25/09	110,000	440,000	0	210,000	289,292	70,000	2,954,000
Randy S. Gottfried	02/25/09	36,750	147,000	0	75,000	103,319	25,000	1,055,000
Steven McCanne, Ph.D.	02/25/09	35,250	141,000	0	150,000	206,637	50,000	2,110,000
David M. Peranich	02/25/09	68,750	275,000	0	75,000	103,319	25,000	1,055,000
Eric S. Wolford	02/25/09	41,667	166,667	0	75,000	103,319	25,000	1,055,000

(1)	This column sets forth the annual threshold amount payout based on 85% of plan for each executive’s non-equity incentive plan payment for 2009.

(2)	This column sets forth the annual target amount payout based on 100% of plan for each executive’s non-equity incentive plan payment for 2009.

(3)	Represents performance-based RSUs at 137.8% of the target amount earned under the 2009 LTIP. Such RSUs will vest with respect to 100% of the shares subject to the RSUs on December 31, 2011. In addition, the RSUs will become immediately vested pursuant to the LTIP with respect to 100% of the shares subject to the RSU if the Company is subject to a change in control and such officer’s employment is involuntarily terminated following the change in control.

(4)	Represents time-based RSUs granted on February 25, 2009 under the 2009 LTIP that vest with respect to one-third of the total units granted on December 31, 2009, one-third on December 31, 2010 and one-third on December 31, 2011. In addition, the RSUs will become immediately vested pursuant to the LTIP with respect to 100% of the shares subject to the RSU if the Company is subject to a change in control and such officer’s employment is involuntarily terminated following the change in control.

(5)	Represents the combined fair value of all stock awards as of the date they were granted, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R).

Outstanding Equity Awards at Fiscal Year End 2009

The following table sets forth information regarding unexercised options and unvested RSUs held by each of our named executive officers as of December 31, 2009.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($) (1)
	Exercisable		Unexercisable
Jerry M. Kennelly	358,333	(2)	41,667	(2)	6.00	04/30/16	62,500	(3)	1,435,625
	171,527	(4)	261,806	(4)	14.38	04/30/15	46,666	(5)	1,071,918
	193,750	(6)	106,250	(6)	31.91	04/29/14	289,292	(7)	6,645,037

Randy S. Gottfried	44,791	(2)	5,209	(2)	6.00	04/30/16	25,000	(3)	574,250
	75,208	(4)	114,792	(4)	14.38	04/30/15	16,666	(5)	382,818
	77,500	(6)	42,500	(6)	31.91	04/29/14	103,319	(7)	2,373,237

Steven McCanne, Ph.D.	148,333	(2)	41,667	(2)	6.00	04/30/16	50,000	(3)	1,148,500
	179,444	(4)	273,889	(4)	14.38	04/30/15	33,333	(5)	765,659
	193,750	(6)	106,250	(6)	31.91	04/29/14	206,637	(7)	4,746,452

David M. Peranich	8,974	(8)	15,384	(8)	6.50	07/18/13	25,000	(3)	574,250
	36,026	(9)	42,950	(9)	6.50	07/18/13	16,666	(5)	382,818
	50,139	(4)	76,528	(4)	14.38	04/30/15	103,319	(7)	2,373,237
	48,437	(6)	26,563	(6)	31.91	04/29/14

Eric S. Wolford	23,539	(10)	16,666	(10)	6.00	04/30/16	31,250	(3)	717,813
	50,590	(11)	4,168	(11)	6.00	04/30/16	16,666	(5)	382,818
	118,750	(4)	181,250	(4)	14.38	04/30/15	103,319	(7)	2,373,237
	116,250	(6)	63,750	(6)	31.91	04/29/14

(1)	The market value of restricted stock units is based on $22.97 per share, which was the closing price of our common stock on December 31, 2009.

(2)	These options vest and become exercisable in equal monthly installments through May 1, 2010.

(3)	These awards vest with respect to 25% of the shares on May 15, 2009, and 12.5% each six months thereafter through May 15, 2012.

(4)	These options vest and become exercisable in equal monthly installments through May 1, 2012.

(5)	These awards vest with respect to one-third of the shares on December 31, 2009, one-third on December 31, 2010 and one-third on December 31, 2011.

(6)	These options vest and become exercisable in equal monthly installments through May 1, 2011.

(7)	These awards vest with respect to 100% of the shares on December 31, 2011.

(8)	On July 10, 2007, the option vested with respect to 10,859 shares. Starting on August 10, 2007, the option vested with respect to 905 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option vested with respect to 1,282 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 2,197 shares on the tenth day of every month until July 2010.

(9)

On July 10, 2007, the option vested with respect to 89,141 shares. Starting on August 10, 2007, the option vested with respect to 7,428 shares on the tenth day of every month until December 2007. Starting on January 10, 2008, the option vested with respect to 7,051 shares on the tenth day of every month until December 2009. Starting on January 10, 2010, the option will vest with respect to 6,135 shares on the tenth day of every month until July 2010.

(10)	Starting on June 1, 2006, the option vested with respect to 2,381 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vested with respect to 1,389 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 3,333 shares on the first of every month until May 2010.

(11)	Starting on June 1, 2006, the option vested with respect to 1,786 shares on the first of every month until December 2006. Starting on January 1, 2007, the option vested with respect to 2,778 shares on the first of every month until December 2009. Starting on January 1, 2010, the option will vest with respect to 834 shares on the first of every month until May 2010.

2009 Option Exercises and Stock Vested

The following table reflects stock option exercises and restricted stock units that became vested for each of the named executive officers during fiscal year 2009.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Jerry M. Kennelly	—	—	60,834	1,240,857
Randy S. Gottfried	—	—	23,334	473,382
Steven McCanne, Ph.D.	35,000	151,487	46,667	946,741
David M. Peranich	174,166	1,356,085	23,334	473,382
Eric S. Wolford	75,037	941,748	27,084	543,869

(1)	The value realized on exercise is calculated as follows: Number of shares acquired upon exercise times the difference between our closing price on the date of exercise and the exercise price of the underlying stock option.

(2)	The value realized on vesting is calculated as follows: Number of shares acquired upon vesting times the closing price on the vesting date.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2009.

Plan category	(a)		(b)		(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders	14,990,632	(1)	$15.77	(2)	3,693,442	(3)
Equity compensation plans not approved by security holders	326,150		9.99		1,173,850

Total	15,316,782				4,867,292

(1)	Includes 2,849,476 shares that may be issued under performance-based share awards and restricted stock unit awards at December 31, 2009.

(2)	Excludes 2,849,476 shares that may be issued under performance-based share awards and restricted stock unit awards, as such awards are issuable for no consideration.

(3)	Includes 1,540,672 shares available for future issuance under our 2006 Employee Stock Purchase Plan.

Severance and Change in Control Arrangements

Acceleration

The named executive officers are entitled to the following equity acceleration upon the occurrence of certain events:

The option granted to Mr. Kennelly in 2006 will vest with respect to 25% of the shares subject to the option if we are subject to a change in control and will vest in an additional 50% if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Kennelly in 2007 and 2008, and each RSU granted to Mr. Kennelly in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Kennelly in 2009 and 2010 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Gottfried prior to 2007 will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Gottfried in 2007 and 2008, and each RSU granted to Mr. Gottfried in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Gottfried in 2009 and 2010 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

The option granted to Dr. McCanne in 2006 will vest with respect to 25% of the shares subject to the option if we are subject to a change in control and will vest in an additional 50% if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Dr. McCanne in 2007 and 2008, and each RSU granted to Dr. McCanne in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Dr. McCanne in 2009 and 2010 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Peranich in 2006 will vest with respect to 100% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control.

A change in control includes:

•	a merger of Riverbed after which our own stockholders own 50% or less of the surviving corporation or its parent company; or

•	a sale of all or substantially all of our assets.

Each option granted to Mr. Peranich in 2007 and 2008, and each RSU granted to Mr. Peranich in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Peranich in 2009 and 2010 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Each option granted to Mr. Wolford prior to 2007 will vest with respect to 50% of the shares subject to his options if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each option granted to Mr. Wolford in 2007 and 2008, and each RSU granted to Mr. Wolford in 2008, will vest with respect to 100% of the shares subject to his options or RSU grant if there is a change in control and his employment is involuntarily terminated within 12 months after the change in control. Each RSU granted to Mr. Wolford in 2009 and 2010 under the LTIP will vest with respect to 100% of the shares subject to the RSU grants if there is a change in control and his employment is involuntarily terminated prior to the date he is otherwise fully vested with respect to each such grant.

Severance

Other than the change in control severance agreements with Messrs. Gottfried and Kennelly described in “Compensation Discussion and Analysis — Post-Termination Protection” above, there are no current arrangements pursuant to which we have agreed to make any severance payments to any of our executive officers.

Estimated Payments and Benefits Upon Termination

The amount of compensation and benefits payable to each named executive officer in each termination and change in control situation has been estimated in the tables below. The value of the option and common stock vesting acceleration was calculated based on the assumption that the change in control and the executive’s employment termination occurred on December 31, 2009. The closing price of our stock as of December 31, 2009 was $22.97, which was used as the value of our stock in the change in control. The value of the unvested stock awards granted under the 2009 LTIP was based on the actual amount earned, which was 137.8% of target. The value of the vesting acceleration was calculated by multiplying the number of accelerated option and stock award shares as of December 31, 2009 by the spread between the closing price of our stock as of December 31, 2009 and the exercise price for such unvested option and stock award shares.

Jerry M. Kennelly

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Kennelly, our President and Chief Executive Officer, as if his employment terminated as of December 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Change in Control ($)		Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—		880,000	(1)
Highest Target Bonus	—	—	—	—	—		880,000	(1)
Unvested/Unexercisable Option and Stock Award Shares Accelerated	—	—	—	—	707,089	(2)	12,108,583	(3)

Benefits and Perquisites:
Health Care Premiums/ Contributions (4)	—	—	—	—	—		19,250
Accrued Vacation Pay (5)	23,410	23,410	23,410	23,410	23,410		23,410

Total	23,410	23,410	23,410	23,410	730,499		13,911,243

(1)	To be paid in one lump sum pursuant to the terms of the change in control severance agreement.

(2)	Represents the unvested shares subject to options granted in 2006 held by Mr. Kennelly that will vest upon a change in control.

(3)	Represents the unvested shares subject to options granted in 2006 to Mr. Kennelly that will vest upon a change in control. Also represents the unvested stock options granted to Mr. Kennelly in 2006, 2007 and 2008 that will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control and 100% of RSUs granted in 2009 under the LTIP that will vest if he is involuntarily terminated following a change in control as provided under the LTIP.

(4)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid on behalf of Mr. Kennelly upon a change in control.

(5)	Assumes that Mr. Kennelly had 2.8 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Randy S. Gottfried

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Gottfried, our Chief Financial Officer and Senior Vice President of Business Services, as if his employment terminated as of December 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	294,000	(1)
Highest Target Bonus	—	—	—	—	147,000	(1)
Unvested/Unexercisable Option and Stock Award Shares Accelerated	—	—	—	—	4,404,765	(2)

Benefits and Perquisites:
Health Care Premiums/Contributions (3)	—	—	—	—	6,185
Accrued Vacation Pay (4)	19,411	19,411	19,411	19,411	19,411

Total	19,411	19,411	19,411	19,411	4,871,361

(1)	To be paid in one lump sum pursuant to the terms of the change in control severance agreement.

(2)	Represents the unvested stock options granted to Mr. Gottfried in 2006, 2007 and 2008 that will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control and 100% of RSUs granted in 2009 under the LTIP that will vest if he is involuntarily terminated following a change in control as provided under the LTIP.

(3)	Represents the cost of medical, dental and vision care premiums under COBRA for a 12-month period that will be paid on behalf of Mr. Gottfried upon a change in control.

(4)	Assumes that Mr. Gottfried had 3.4 weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Steven McCanne, Ph.D.

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Dr. McCanne, our Chief Technology Officer, as if his employment terminated as of December 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Change in Control ($)		Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—		—
Highest Target Bonus	—	—	—	—	—		—
Unvested/Unexercisable Option and Stock Award Shares Accelerated	—	—	—	—	707,089	(1)	9,720,406	(2)

Benefits and Perquisites:
Health Care Premiums/ Contributions	—	—	—	—	—		—
Accrued Vacation Pay (3)	21,692	21,692	21,692	21,692	21,692		21,692

Total	21,692	21,692	21,692	21,692	728,781		9,742,098

(1)	Represents the unvested shares subject to options granted in 2006 held by Dr. McCanne that will vest upon a change in control.

(2)	Represents the unvested shares subject to options granted in 2006 to Dr. McCanne that will vest upon a change in control. Also represents the unvested stock options granted to Dr. McCanne in 2006, 2007 and 2008 that will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control and 100% of RSUs granted in 2009 under the LTIP that will vest if he is involuntarily terminated following a change in control as provided under the LTIP.

(3)	Assumes that Dr. McCanne had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

David M. Peranich

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Peranich, our Senior Vice President of Worldwide Sales, as if his employment terminated as of December 31, 2009, the last business day of our fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—
Highest Target Bonus	—	—	—	—	—
Unvested Option Shares and Unexercisable Options Accelerated	—	—	—	—	4,948,442	(1)

Benefits and Perquisites:
Health Care Premiums/ Contributions	—	—	—	—	—
Accrued Vacation Pay (2)	23,077	23,077	23,077	23,077	23,077

Total	23,077	23,077	23,077	23,077	4,971,519

(1)	Represents the unvested stock options granted to Mr. Peranich in 2006, 2007 and 2008 that will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control and 100% of RSUs granted in 2009 under the LTIP that will vest if he is involuntarily terminated following a change in control as provided under the LTIP.

(2)	Assumes that Mr. Peranich had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

Eric S. Wolford

The following table describes the potential payments and benefits upon employment termination before or after a change in control for Mr. Wolford, our Senior Vice President of Marketing and Business Development, as if his employment terminated as of December 31, 2009, the last business day of our last fiscal year.

Executive Benefits and Payments Upon Termination	Voluntary Resignation Not for Good Reason ($)	Voluntary Resignation for Good Reason ($)	Termination by Company Not for Cause ($)	Termination by Company For Cause ($)	Involuntary Termination in connection with or following Change in Control ($)
Compensation:
Base Salary	—	—	—	—	—
Highest Target Bonus	—	—	—	—	—
Unvested/Unexercisable Option and Stock Award Shares Accelerated	—	—	—	—	5,384,358	(1)

Benefits and Perquisites:
Health Care Premiums/ Contributions	—	—	—	—	—
Accrued Vacation Pay (2)	25,641	25,641	25,641	25,641	25,641

Total	25,641	25,641	25,641	25,641	5,409,999

(1)	Represents the unvested stock options granted to Mr. Wolford in 2006, 2007 and 2008 that will vest with respect to 100% of such shares if he is involuntarily terminated within 12 months of a change in control. Also represents 100% of the unvested RSUs granted in 2008 that will vest if he is involuntarily terminated within 12 months after a change in control and 100% of RSUs granted in 2009 under the LTIP that will vest if he is involuntarily terminated following a change in control as provided under the LTIP.

(2)	Assumes that Mr. Wolford had four weeks of accrued but unused vacation, which was paid based on his annual base salary for the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, are subject to review, approval or ratification by the Board of Directors or a committee comprised of members of the Board of Directors. Our Audit Committee has the principal responsibility for reviewing related person transactions pursuant to written policies and procedures adopted by the Board of Directors, subject to specified exceptions and other than those that involve compensation. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of, or person sharing the household with, any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy that related person transactions shall be consummated or shall continue only if approved or ratified by the Audit Committee or the disinterested members of the Board of Directors and only if the terms of the transaction are determined to be in, or not to be inconsistent with, the best interests of our company and our stockholders. The approval of our Compensation Committee is required to approve any transaction that involves compensation to our directors and executive officers. This approval process does not apply to any transaction that is available to all of our U.S. employees generally.

We entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer or other key employee because of his or her status as one of our directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, our Charter and our Bylaws (except in a proceeding initiated by such person without board approval). In addition, the form agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by our directors, executive officers and such other key employees in connection with a legal proceeding.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are Riverbed Technology, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Riverbed Technology, Inc., 199 Fremont Street, San Francisco, California 94105, Attn: Secretary, or call (415) 247-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brett A. Nissenberg
General Counsel, Vice President of Corporate and Legal Affairs and Secretary

April 23, 2010

Appendix A

RIVERBED TECHNOLOGY, INC.

2006 EQUITY INCENTIVE PLAN

AMENDED AND RESTATED MARCH 12, 2010

A-i

A-ii

RIVERBED TECHNOLOGY, INC.

2006 EQUITY INCENTIVE PLAN

ARTICLE 1.	INTRODUCTION.

The purpose of the Plan is to promote the long-term success of the Company and the creation of stockholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute ISOs or NSOs) or stock appreciation rights.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except their choice-of-law provisions).

ARTICLE 2.	ADMINISTRATION.

2.1 Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of two or more directors of the Company, who shall be appointed by the Board. In addition, each member of the Committee shall meet the following requirements:

(a) Any listing standards prescribed by the principal securities market on which the Company’s equity securities are traded;

(b) Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code;

(c) Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(d) Any other requirements imposed by applicable law, regulations or rules.

2.2 Committee Responsibilities.    The Committee shall (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan, (d) make all other decisions relating to the operation of the Plan and (e) carry out any other duties delegated to it by the Board. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

2.3 Committee for Non-Officer Grants.    The Board may also appoint a secondary committee of the Board, which shall be composed of one or more directors of the Company who need not satisfy the requirements of Section 2.1. Such secondary committee may administer the Plan with respect to Employees and Consultants who are not Outside Directors and are not considered executive officers of the Company under section 16 of the Exchange Act, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

ARTICLE 3.	SHARES AVAILABLE FOR GRANTS.

3.1 Basic Limitation.    Common Shares issued pursuant to the Plan may be authorized but unissued shares or treasury shares. The aggregate number of Common Shares issued under the Plan shall not exceed (a) 3,000,000 Common Shares plus the number of Common Shares remaining available for issuance under the 2002 Stock Plan on the date of the IPO plus (b) the additional Common Shares described in Sections 3.2 and 3.3. The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares that then remain available for issuance under the Plan. All Common Shares available under the Plan may be issued upon the exercise of ISOs. The limitations of this Section 3.1 and Section 3.2 shall be subject to adjustment pursuant to Article  11.

3.2 Annual Increase in Shares.    As of the first day of each fiscal year of the Company, commencing on January 1, 2007 and ending on January 1, 2011, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the least of (a) 5% of the total number of Common Shares then outstanding, (b) 4,000,000 Common Shares or (c) the number determined by the Board.

3.3 Shares Returned to Reserve.    If Options, SARs or Stock Units under this Plan or the 2002 Stock Plan are forfeited or terminate for any other reason before being exercised or settled, then the Common Shares subject to such Options, SARs or Stock Units shall again become available for issuance under this Plan. If Restricted Shares or Common Shares issued upon the exercise of Options under this Plan or the 2002 Stock Plan are reacquired by the Company pursuant to a forfeiture provision or for any other reason, then such Common Shares shall again become available for issuance under this Plan. If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for issuance under the Plan. If Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units shall reduce the number available under Section 3.1 and the balance shall again become available for issuance under the Plan.

3.4 Dividend Equivalents.    Any dividend equivalents paid or credited under the Plan shall, if paid in Common Shares, be applied against the number of Common Shares that may be issued under the Plan. Any dividend equivalents paid or credited under the Plan shall, if paid in cash, not be applied against the number of Common Shares that may be issued under the Plan.

ARTICLE 4.	ELIGIBILITY.

4.1 Incentive Stock Options.    Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any of its Parents or Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(5) of the Code are satisfied.

4.2 Other Grants.    Only Employees, Outside Directors and Consultants shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

ARTICLE 5.	OPTIONS.

5.1 Stock Option Agreement.    Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an ISO or an NSO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. Options may be granted in consideration of a reduction in the Optionee’s other compensation. A Stock Option Agreement may provide that a new Option will be granted automatically to the Optionee when he or she exercises a prior Option and pays the Exercise Price in the form described in Section 6.2.

5.2 Number of Shares.    Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 11. Options granted to any Optionee in a single calendar year of the Company shall not cover more than 2,500,000 Common Shares. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 11.

5.3 Exercise Price.    Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

5.4 Exercisability and Term.    Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

5.5 Modification or Assumption of Options.    Within the limitations of the Plan, the Committee may modify, reprice, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new options for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such Option.

5.6 Buyout Provisions.    The Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Option previously granted or (b) authorize an Optionee to elect to cash out an Option previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

ARTICLE 6.	PAYMENT FOR OPTION SHARES.

6.1 General Rule.    The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such Common Shares are purchased, except that the Committee at its sole discretion may accept payment of the Exercise Price in any other form(s) described in this Article 6. However, if the Optionee is an Outside Director or executive officer of the Company, he or she may pay the Exercise Price in a form other than cash or cash equivalents only to the extent permitted by section  13(k) of the Exchange Act.

6.2 Surrender of Stock.    With the Committee’s consent, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Common Shares that are already owned by the Optionee. Such Common Shares shall be valued at their Fair Market Value on the date the new Common Shares are purchased under the Plan.

6.3 Exercise/Sale.    With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company.

6.4 Other Forms of Payment.    With the Committee’s consent, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with applicable laws, regulations and rules.

ARTICLE 7.	STOCK APPRECIATION RIGHTS.

7.1 SAR Agreement.    Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

7.2 Number of Shares.    Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11. SARs granted to any Optionee in a single calendar year shall in no event pertain to more than 2,500,000 Common Shares. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article  11.

7.3 Exercise Price.    Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant.

7.4 Exercisability and Term.    Each SAR Agreement shall specify the date all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR. An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited. An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter. An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

7.5 Exercise of SARs.    Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company consideration in the form of (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine. Each SAR Agreement shall specify the amount and/or Fair Market Value of the consideration that the Optionee will receive upon exercising the SAR; provided that the aggregate consideration shall not exceed the amount by which the Fair Market Value (on the date of exercise) of the Common Shares subject to the SAR exceeds the Exercise Price of the SAR. If, on the date an SAR expires, the Exercise Price of the SAR is less than the Fair Market Value of the Common Shares subject to the SAR on such date but any portion of the SAR has not been exercised, then the SAR shall automatically be deemed to be exercised as of such date with respect to such portion. An SAR Agreement may also provide for an automatic exercise of the SAR on an earlier date.

7.6 Modification or Assumption of SARs.    Within the limitations of the Plan, the Committee may modify, reprice, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (whether granted by the Company or by another issuer) in return for the grant of new SARs for the same or a different number of shares and at the same or a different exercise price. The foregoing notwithstanding, no modification of an SAR shall, without the consent of the Optionee, alter or impair his or her rights or obligations under such SAR.

ARTICLE 8.	RESTRICTED SHARES.

8.1 Restricted Stock Agreement.    Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

8.2 Payment for Awards.    Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation) cash, cash equivalents, property, full-recourse promissory notes, past services and future services. If the Participant is an Outside Director or executive officer of the Company, he or she may pay for Restricted Shares with a promissory note only to the extent permitted by section 13(k) of the Exchange Act. Within the limitations of the Plan, the Committee may accept the cancellation of outstanding options in return for the grant of Restricted Shares.

8.3 Vesting Conditions.    Each Award of Restricted Shares may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. Such target shall be based on one or more of the criteria set forth in Appendix A. The Committee shall identify such target not later than the 90th day of such period. In no event shall more than 2,500,000 Restricted Shares that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.

8.4 Voting and Dividend Rights.    The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares. Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

ARTICLE 9.	STOCK UNITS.

9.1 Stock Unit Agreement.    Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

9.2 Payment for Awards.    To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

9.3 Vesting Conditions.    Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a specified period of one or more fiscal years equal or exceed a target determined in advance by the Committee. Such target shall be based on one or more of the criteria set forth in Appendix A. The Committee shall identify such target not later than the 90th day of such period. In no event shall more than 2,500,000 Stock Units that are subject to performance-based vesting conditions be granted to any Participant in a single fiscal year of the Company, subject to adjustment in accordance with Article 11. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. Acceleration of vesting may be required under Section 11.3.

9.4 Voting and Dividend Rights.    The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both. Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

9.5 Form and Time of Settlement of Stock Units.    Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on predetermined performance factors. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

9.6 Death of Recipient.    Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries. Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death. If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

9.7 Creditors’ Rights.    A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

ARTICLE 10.	CHANGE IN CONTROL

10.1 Effect of Change in Control.    In the event of any Change in Control, each outstanding Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, become fully exercisable for all of the shares of Common Stock at the time subject to such Award and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Award shall not so accelerate if and to the extent such Award is, in connection with the Change in Control, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable Award for shares of the capital stock of the successor corporation (or parent thereof). The determination of Award comparability shall be made by the Committee, and its determination shall be final, binding and conclusive.

10.2 Acceleration.    The Committee shall have the discretion, exercisable either at the time the Award is granted or at any time while the Award remains outstanding, to provide for the automatic acceleration of vesting upon the occurrence of a Change in Control, whether or not the Award is to be assumed or replaced in the Change in Control, or in connection with a termination of a Participant’s Service following a Change in Control.

ARTICLE 11.	PROTECTION AGAINST DILUTION.

11.1 Adjustments.    In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding adjustments shall automatically be made in each of the following:

(a) The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3, including the numerical share limit in Section 3.2;

(b) The limitations set forth in Sections 5.2, 7.2, 8.3 and 9.3;

(c) The number of Common Shares covered by each outstanding Option and SAR;

(d) The Exercise Price under each outstanding Option and SAR; or

(e) The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing. Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.

11.2 Dissolution or Liquidation.    To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3 Reorganizations.    In the event that the Company is a party to a merger or consolidation, all outstanding Awards shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(a) The continuation of such outstanding Awards by the Company (if the Company is the surviving corporation).

(b) The assumption of such outstanding Awards by the surviving corporation or its parent, provided that the assumption of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(c) The substitution by the surviving corporation or its parent of new awards for such outstanding Awards, provided that the substitution of Options or SARs shall comply with section 424(a) of the Code (whether or not the Options are ISOs).

(d) Full exercisability of outstanding Options and SARs and full vesting of the Common Shares subject to such Options and SARs, followed by the cancellation of such Options and SARs. The full exercisability of such Options and SARs and full vesting of such Common Shares may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options and SARs during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (i) a shorter period is required to permit a timely closing of such merger or consolidation and (ii) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options and SARs. Any exercise of such Options and SARs during such period may be contingent on the closing of such merger or consolidation.

(e) The cancellation of outstanding Options and SARs and a payment to the Optionees equal to the excess of (i) the Fair Market Value of the Common Shares subject to such Options and SARs (whether or not such Options and SARs are then exercisable or such Common Shares are then vested) as of the closing date of such merger or consolidation over (ii) their Exercise

Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options and SARs would have become exercisable or such Common Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options and SARs would have become exercisable or such Common Shares would have vested. If the Exercise Price of the Common Shares subject to such Options and SARs exceeds the Fair Market Value of such Common Shares, then such Options and SARs may be cancelled without making a payment to the Optionees. For purposes of this Subsection (e), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(f) The cancellation of outstanding Stock Units and a payment to the Participants equal to the Fair Market Value of the Common Shares subject to such Stock Units (whether or not such Stock Units are then vested) as of the closing date of such merger or consolidation. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Stock Units would have vested. Such payment may be subject to vesting based on the Participant’s continuing Service, provided that the vesting schedule shall not be less favorable to the Participant than the schedule under which such Stock Units would have vested. For purposes of this Subsection (f), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

ARTICLE 12.	AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs. Such awards may be settled in the form of Common Shares issued under this Plan. Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.

ARTICLE 13.	PAYMENT OF DIRECTOR’S FEES IN SECURITIES.

13.1 Effective Date.    No provision of this Article 13 shall be effective unless and until the Board has determined to implement such provision.

13.2 Elections to Receive NSOs, Restricted Shares or Stock Units.    An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board. Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan. An election under this Article 13 shall be filed with the Company on the prescribed form.

13.3 Number and Terms of NSOs, Restricted Shares or Stock Units.    The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board. The Board shall also determine the terms of such NSOs, Restricted Shares or Stock Units.

ARTICLE 14.	LIMITATION ON RIGHTS.

14.1 Retention Rights.    Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant. The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

14.2 Stockholders’ Rights.    A Participant shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

14.3 Regulatory Requirements.    Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 15.	WITHHOLDING TAXES.

15.1 General.    To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

15.2 Share Withholding.    To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired. Such Common Shares shall be valued at their Fair Market Value on the date they are withheld or surrendered.

ARTICLE 16.	FUTURE OF THE PLAN.

16.1 Term of the Plan.    The Plan shall remain in effect until the earlier of (a) the date the Plan is terminated under Section 16.2 or (b) the 10th anniversary of the date the Board initially adopted the Plan. The Plan shall serve as the successor to the Predecessor Plan, and no further option grants shall be made under the Predecessor Plan after the Plan effective date. All options outstanding under the Predecessor Plan as of such date shall, immediately upon effectiveness of the Plan, remain outstanding in accordance with their terms. Each outstanding option under the Predecessor Plan shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options with respect to their acquisition of shares of Common Stock.

16.2 Amendment or Termination.    The Board may, at any time and for any reason, amend or terminate the Plan. No Awards shall be granted under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Award previously granted under the Plan.

16.3 Stockholder Approval.    An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. However, section 162(m) of the Code may require that the Company’s stockholders approve:

(a) The Plan not later than the first regular meeting of stockholders that occurs in the fourth calendar year following the calendar year in which the Company’s initial public offering occurred; and

(b) The performance criteria set forth in Appendix A not later than the first meeting of stockholders that occurs in the fifth year following the year in which the Company’s stockholders previously approved such criteria.

ARTICLE 17.	DEFINITIONS.

17.1 “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

17.2 “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

17.3 “Board” means the Company’s Board of Directors, as constituted from time to time.

17.4 “Change in Control” means:

(a) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c) A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either:

(i) Had been directors of the Company on the date 24 months prior to the date of such change in the composition of the Board (the “Original Directors”); or

(ii) Were appointed to the Board, or nominated for election to the Board, with the affirmative votes of at least a majority of the aggregate of (A) the Original Directors who were in office at the time of their appointment or nomination and (B) the directors whose appointment or nomination was previously approved in a manner consistent with this Paragraph (ii); or

(d) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Subsection (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

17.5 “Code” means the Internal Revenue Code of 1986, as amended.

17.6 “Committee” means a committee of the Board, as described in Article 2.

17.7 “Common Share” means one share of the common stock of the Company.

17.8 “Company” means Riverbed Technology, Inc., a Delaware corporation.

17.9 “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

17.10 “Employee” means a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

17.11 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

17.12 “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

17.13 “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

17.14 “IPO” means the initial public offering of the Company’s Common Shares.

17.15 “ISO” means an incentive stock option described in section 422(b) of the Code.

17.16 “NSO” means a stock option not described in sections 422 or 423 of the Code.

17.17 “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

17.18 “Optionee” means an individual or estate who holds an Option or SAR.

17.19 “Outside Director” means a member of the Board who is not an Employee.

17.20 “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

17.21 “Participant” means an individual or estate who holds an Award.

17.22 “Plan” means this Riverbed Technology, Inc. 2006 Equity Incentive Plan, as amended from time to time.

17.23 “Predecessor Plan” means the Company’s existing 2002 Stock Plan.

17.24 “Restricted Share” means a Common Share awarded under the Plan.

17.25 “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

17.26 “SAR” means a stock appreciation right granted under the Plan.

17.27 “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

17.28 “Service” means service as an Employee, Outside Director or Consultant.

17.29 “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

17.30 “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

17.31 “Stock Unit Agreement” means the agreement between the Company and the recipient of a Stock Unit that contains the terms, conditions and restrictions pertaining to such Stock Unit.

17.32 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A

PERFORMANCE CRITERIA FOR RESTRICTED SHARES AND STOCK UNITS

The performance goals that may be used by the Committee may consist of any one or more of the following objective performance criteria, applied to either the Company as a whole or, except with respect to stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”), in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to either exclude any items otherwise includable under GAAP or under IASB Principles or include any items otherwise excludable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating income or net operating income, (xvi) operating margin, (xvii) market share, (xviii) overhead or other expense reduction, (xix) credit rating, (xx) objective customer indicators, (xxi) improvements in productivity, (xxii) attainment of objective operating goals, (xxiii) objective employee metrics, (xxiv) return ratios, (xxv) objective qualitative milestones, or (xxvi) other objective financial or other metrics relating to the progress of the Company or to a Subsidiary, division or department thereof.

A-A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

INTERNET http://www.proxyvoting.com/rvbd Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

72556

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR”

THE PROPOSALS.

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1.	To elect the following directors to serve until the 2013 annual meeting of stockholders or until such persons’ successors have been duly elected and qualified.	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Riverbed Technology, Inc. for its fiscal year ending December 31, 2010.	☐	☐	☐
	Nominees:
	01 Mark A. Floyd 02 Christopher J. Schaepe 03 James R. Swartz
					3.	To approve the material terms of our 2006 Equity Incentive Plan to enable certain incentive compensation under such plan to qualify as tax-deductible “performance-based compensation” within the meaning of Internal Revenue Code Section 162(m).	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Riverbed Technology, Inc. account online.

Access your Riverbed Technology, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Riverbed Technology, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-877-897-6918

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on May 25, 2010. The Proxy Statement and the 2009 Annual Report to Stockholders are available at: http://bnymellon.mobular.net/bnymellon/rvbd

▼ FOLD AND DETACH HERE ▼

PROXY

RIVERBED TECHNOLOGY, INC.

Annual Meeting of Stockholders - May 25, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jerry M. Kennelly and Randy S. Gottfried, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Riverbed Technology, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 25, 2010 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)
(Continued and to be marked, dated and signed, on the other side)

72556